UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRO MUSIC RIGHTS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7389	82-5191064
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

3811 Airport-Pulling Rd. Naples, FL 34105 (833) 227-7683
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered[1]	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering	Amount of Registration Fee[2]
Class A Common Stock	910,000,000	$0.01	$9,100,000	$992.81

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[1]	This Registration Statement covers the resale by the Registered Stockholders of up to 910,000,000 shares of Class A common stock previously issued to such Registered Stockholders.
[2]	Previously paid.

Explanatory Note

This First Amendment to Registrants Form S-1 is filed in response to a Comment Letter issued by the U.S. Securities and Exchange Commission on January 22, 2021.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus relates to the resale of up to 910,000,000 shares of our Class A common stock, par value $0.0001 per share by our stockholders identified in this prospectus (“Registered Stockholders”). Unlike an initial public offering (“IPO”), the resale by the Registered Stockholders is not being underwritten by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. Registered Stockholder will pay no offering expenses. This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Additionally, our auditor has expressed substantial doubt as to our ability to continue as a going concern. The Company has minimal revenues to date and there can be no assurance that the Company will be successful in furthering its operations and/or revenues. Persons should not invest unless they can afford to lose their entire investment. Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.

Prior to this offering, there has been no public market for our Class A common stock, and we have not applied for the listing or quotation of our common stock on any public market. We have arbitrarily determined the offering price of $0.01 per share in relation to this offering. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our Class A common stock quoted on the Over the Counter Bulletin Board in the United States. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our shares will develop or will be sustained if developed. If the Registered Stockholders choose to sell their shares of Class A common stock, we will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders.

We have two classes of common stock, Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock are identical, except voting, transfer and conversion rights. Each share of Class A common stock is entitled to one (1) vote. Each share of Class B common stock is entitled to one hundred (100) votes. All shares of Class B common stock are held by our founder, Jake Noch (the “Founder”). So long as our Founder holds all shares of Class B Common stock, the Founder will have the ability to control up to 99.980357% of the total voting power of our capital stock. This means that, for the foreseeable future, the control of our company will be concentrated with the Founder through our Class B common stock, notwithstanding the number of outstanding shares of Class A common stock and Class B common stock.

This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

See the section titled “Risk Factors” beginning on page 9 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February____, 2021.

PRO MUSIC RIGHTS, INC.

Letter from the Chief Executive Officer

I started Pro Music Rights, Inc. to coalesce the songwriters, composers and publishers into a new performance rights organization. I sought to create the best solution for them to make a competitive wage for their hard work in creating the musical works that we listen to everyday. I am trying to fix the uneven landscape in which the streaming music services build billion dollar businesses on the backs of the songwriters, composers and publishers making today’s and tomorrow’s musical hits. I am expecting to change the conversation in the musical industry so that it is not just the artists’ voices being heard and listened to, but the songwriters, composers and publishers whose hard work isn’t being recognized as much as it should be. I am trying to fight for the struggling writer who finds inspiration from the shifting wind and the blue skies to write lyrics that touch our lives. I am trying to fight for the composer who hears birds chirping and waves crashing to compose musical progressions for when we dance with loved ones. I strive to provide with the other performance rights organizations are missing: a voice for the unspoken performers in the musical industry.

Jake P. Noch
Chief Executive Officer
Pro Music Rights, Inc.

Neither we nor any of the Registered Stockholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared. Neither we nor any of the Registered Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their Class A common stock only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.

i

PRO MUSIC RIGHTS, INC.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the Class A common stock covered by this prospectus in the manner described herein. Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You may obtain this information without charge by following the instructions under the section titled “Where You Can Find Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A common stock.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless the context otherwise requires, the terms “PMR,” “the company,” “we,” “us” and “our” in this prospectus refer to Pro Music Rights, Inc.

PRO MUSIC RIGHTS, INC.

Overview & History

Our legal name is “Pro Music Rights, Inc.” We were formed as “Pro Music Rights, LLC,” a Florida limited liability company effective as of January 31, 2018, and we converted into a Delaware corporation on November 4, 2020 resulting in, among things, a change of our legal name from “Pro Music Rights, LLC” to “Pro Music Rights Inc.”

Our Business Model

PMR is a for-profit public performance rights organization representing approximate 2,212,814 musical works of songwriters, composers and publishers, many of which originate from our Founder, and that collects license fees on behalf of the songwriters, composers and publishers with whom it is affiliated and then distributes the license fees as royalties to those songwriters, composers and publishers whose musical works have been publicly performed. Our repertory is presently accessible by download at https://promusicrights.com/downloadall.

PMR is the one of several public performance rights organization in the United States, including Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC, with an estimated 7.4% share of the performance rights market based solely on the approximate 2,212,814 musical works in its repertory as compared to the publicly available information of the repertoires of Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC.

PMR has a number of reputable artists in its repertory including, OG Maco, best known for his 2014 debut single “U Guessed It,” which went viral and peaked at number 90 on the U.S. Billboard Hot 100.

PMR has entered into agreements purportedly granting it the right to license the public performance rights in an approximate 2,212,814 copyrighted musical works, which include, for example, musical works featuring notable artists such as A$AP Rocky, Wiz Khalifa, Pharrell, Young Jeezy, Juelz Santana, Lil Yachty, MoneyBaggYo, Larry June, Trae Pound, Sause Walka, Trae Tha Truth, Sosamann, Soulja Boy, Lex Luger, Lud Foe, SlowBucks, Gunplay, OG Maco, Rich The Kid, Fat Trel, Young Scooter, Nipsey Hussle, Famous Dex, Boosie Badazz, Shy Glizzy, 2 Chainz, Migos, Gucci Mane, Rich The Kid, Young Dolph, Trinidad James and Fall Out Boy.

PMR currently generates revenue by licensing the musical works in its repertory.

How PMR Helps Songwriters, Composers and Publishers

As a nascent performance rights organization, PMR’s competitive advantage to its competitors is by providing its songwriters, composers and publishers 100% of the royalties attributable to the public performance of the musical works of its songwriters, composers and publishers. So, for example, if one of its songwriters, composers or publishers owns one hundred percent (100%) of the writer’s share and publisher’s share of a musical work, and PMR receives $1,000 of public performance royalty payments for such musical work, then PMR would pay the entire $1,000 royalty payment to such writer, composer or publisher. In contrast, PMR’s competitors would pay the same writer, composer or publisher, less than such $1,000. Additionally, instead of paying such royalty to its writer, composer or publisher on a lengthy periodic basis, such as quarterly just as some of PMR’s competitors do, PMR seeks to negotiate shorter payment timelines so that its songwriters, composers and publishers receive royalty payments on a more frequent basis. Separately, even though PMR provides its songwriters, composers and publishers 100% of the royalties attributable to the public performance of their musical works, PMR’s business model entails revenue generation by license monthly or annual license fees, including on a per-location basis, to its customers for the public performance of musical works in its repertory. PMR retains such fees, and distributes 100% of the usage fees (i.e., royalties) from customers that public perform the musical works through license with PMR, such as, for example, television and radio stations; broadcast and cable networks; new media, including the Internet/streaming services and mobile technologies; satellite audio services like XM and Sirius; nightclubs, hotels, bars, restaurants and other venues; digital jukeboxes; and live concerts. With such business model, PMR strives to pay songwriters, composers and publishers the entirety of the royalties attributable to their musical works all the while generating revenue to build business operations. All in all, PMR seeks to provide songwriters, composers and publishers with an alternative solution to the existing competition of Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC.

PMR’s Agreements with its Songwriters, Composers and Publishers

PMR requires its songwriters, composers and publishers to enter into written agreements granting PMR the right and license to publicly performance their respective copyrighted musical works. Under the approximate two-thousand and five hundred and eight (2,508) agreements with PMR, such songwriter, composer and/or publisher has PMR the right to license non-dramatic public performances of their respective musical works, along with the rights and remedies to enforce the copyrights to such musical works. The period of those agreements are for an initial two-year period with successive two-year additional periods unless terminated prior to the then-applicable term with not more than six (6) months or less than three (3) months written notice. PMR is obligated to distribute one hundred percent (100%) of all per-use royalties collected (not including blanket licenses) less any third-party processing fees.

Although PMR’s songwriters, composers and publishers grant PMR the right and license to publicly performance their respective copyrighted musical works, such musical works may be subject to prior agreements with other performance rights organizations, such as Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC. Because such other agreements may not have been terminated, or may not have been properly terminated, such other performance rights organization may continue to claim rights with respect to the musical works that are now subject to written agreement with PMR. Additionally, such other agreements may have granted such other performance rights organizations with the continuing right to administer licenses and collect royalties with respect to the musical works that are not subject to written agreement with PMR.

Our Culture

As the newest performance rights organization in the market, we are trying to disrupt outdated business practices and provide a new solution to the songwriters, composers and publishers. We have taken positions that some market participants may consider to be aggressive, but we are trying to show the industry that we take our responsibilities to our songwriters, composers and publishers seriously.

Our Solution

We rely significantly on songwriters, composers and publishers to enter into agreements with us, so that we have musical works to license on their behalf. Our revenue model is heavily dependent on securing musical works to license on behalf of songwriters, composers and publishers, and then licensing those musical works to our downstream customers, such as digital streaming services and radio stations. We rely on payment processors to process payments from our downstream customers, and we collect credit card payments from our customers through PayPal, and we also utilize traditional payment collection methods through Raymond James for checks, wires and ACH. From time to time, we may explore other options to collect payments from our customers.

Benefits of Our Solution and Competitive Strengths

We do not believe in a one-size-fits-all model, and work with our songwriters, composers and publishers to offer a solution best fitting the collective model. We expect to pay out royalties to our songwriters, composers and publishers in a more expeditious manner than other performing rights organizations. We also intend to pay the entirety of the royalty arising from our downstream customers’ usages of the musical works of songwriters, composers and publishers, unlike other performance rights organizations. We generate revenue through licensing the musical works on a per location basis, as applicable, and we retain the revenue generated therefrom.

Our Market Opportunity and Our Growth Strategies

As an early-stage performing rights organization, we are working to grow our market share and provide an alternative solution than the existing business model of the other performance rights organizations. We will rely heavily on organic marketing through digital channels. We also have available an automated, transparent music licensing dashboard and reporting system, which we expect will facilitate additional licensing and transactional revenue. As part of the rollout of such dashboard and system, we have lowered the monthly music licensing fee to just $50 USD per month per location/service which is in addition to the fees payable for using the musical works in our repertory.

RISKS RELATED TO OUR BUSINESS AND INVESTMENT IN OUR CLASS A COMMON STOCK

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section titled “Risk Factors” immediately following this prospectus summary before making an investment decision. We may be unable for many reasons, including those that are beyond our control, to implement our business strategy successfully. Some of these risks are:

●	We have experienced rapid growth of our songwriters, composers and publishers in recent periods, and our recent growth rates may not be indicative of our future growth.

●	We have a limited operating history at our current scale, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

●	We have a history of losses, and we may not be able to achieve profitability or, if achieved, sustain profitability.

●	Our quarterly results may fluctuate significantly and may not meet our expectations or those of investors or securities analysts.

●	The COVID-19 pandemic has affected how we and our customers operate and has adversely affected the global economy, and the duration and extent to which this will affect our business, future results of operations, and financial condition remains uncertain.

●	If we are unable to attract new clients and expand our repertory to achieve market acceptance, our business would be harmed.

●	We operate in a highly competitive industry, and competition presents an ongoing threat to the success of our business.

●	Failure to effectively develop and expand our direct sales capabilities would harm our ability to expand our business and achieve broader market acceptance.

●	The loss of our founder, Chief Executive Officer, President, Chief Financial Officer and Secretary, Jake Noch, would harm our business.

●	Our failure to protect our sites, networks, and systems against security breaches, or otherwise to protect our confidential information or the confidential information of our users, customers, or other third parties, would damage our reputation and brand, and substantially harm our business and results of operations.

●	If we fail to manage our technical operations infrastructure, or experience service outages, interruptions, or delays in the deployment of our services, our results of operations may be harm.

●	Any trading price of our Class A common stock may be volatile and could, upon any listing or quotation, decline significantly and rapidly.

●	Any trading price of our Class A common stock, upon any listing or quotation, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.

●	An active, liquid, and orderly market for our Class A common stock may not develop or be sustained. You may be unable to sell your shares of Class A common stock at or above the price at which you purchased them.

●	The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the listing or quotation of our Class A common stock, including our founder, who held in the aggregate 99.980357% of the voting power of our capital stock as of the date of this Prospectus. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

●	None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer with respect to this offering. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the market price of our Class A common stock to decline.

If we are unable to adequately address these and other risks we face, our business, results of operations, financial condition, and prospects may be adversely affected.

Corporate Information

We were formed as “Pro Music Rights, LLC,” a Florida limited liability company effective as of January 31, 2018. We converted into a Delaware corporation on November 4, 2020.

We were initially formed as a Florida limited liability company on January 31, 2018, as Pro Music Rights LLC. On November 4, 2020, we converted into a Delaware corporation, Pro Music Rights, Inc., a Delaware corporation. Our principal executive offices are located at 3811 Airport-Pulling Road Office 203 Naples, FL 34105, and our telephone number is (833) 227-7683. Our website address is www.promusicrights.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.

The PMR design logo, “PRO,” and our common law trademarks, service marks, or trade names appearing in this prospectus are the property of Pro Music Rights, Inc. Solely for convenience, our trademarks, tradenames, and service marks referred to in this prospectus appear without the ®, ™, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames, and service marks. This prospectus contains additional trademarks, tradenames, and service marks of other companies that are the property of their respective owners.

Channels for Disclosure of Information

Investors, the media, and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, blog posts on our website, press releases, public conference calls, webcasts, our twitter feed (https://twitter.com/ProMusicRights), our Facebook page (https://www.facebook.com/pages/category/Community/Pro-Music-Rights-103339518043130/), our Instagram account (https://www.instagram.com/promusicrights/), and our LinkedIn page (https://www.linkedin.com/company/promusicrights). Our website is https://promusicrights.com/.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenues during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

●	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

●	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board, or the PCAOB, has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure about our executive compensation arrangements;

●	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements; and

●	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the end of the first fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this listing occurs. We may choose to take advantage of some, or all, of the available benefits under the JOBS Act. We are electing to use the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, and we currently intend to take advantage of the other exemptions discussed above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

THE OFFERING

SHARES OFFERED:	910,000,000 shares of Class A Common Stock

OFFERING AMOUNT:	$9,100,000.00

TERMS OF THE OFFERING:	The Registered Stockholders will determine when and how they will sell the Class A common stock offered in this Prospectus. The shares of our Class A common stock may be offered and sold by Registered Stockholders at a fixed price of $0.01 per share until our Common Stock is quoted on the Over the Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Notwithstanding that upon the effective date of this registration statement we intend to request a market maker to apply to make application for quotation on the Over the Counter Bulletin Board, we cannot assure you that our Class A common stock will be quoted on the Over the Counter Bulletin Board.

CLASS A COMMON STOCK ISSUED AND OUTSTANDING BEFORE THIS OFFERING:	910,000,000

CLASS A COMMON STOCK ISSUED AND OUTSTANDING BEFORE THIS OFFERING:	910,000,000

RISK FACTORS:	See “Risk Factors” beginning on page 9 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities

MARKET FOR CLASS A COMMON STOCK:	Our Class A common stock is not presently quoted on any exchange or other public marketplace.

DIVIDENDS:	We have not declared or paid any cash dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data. The summary statements of operations data for the years ended December 31, 2018 and 2019 and balance sheet data as of December 31, 2018 and 2019 have been derived from our audited financial statements included elsewhere in this prospectus. Any unaudited interim financial statements of ours were prepared on a basis consistent with our audited financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for the fair statement of the financial information set forth in those statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the following summary financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in this prospectus.

The tables and information below are derived from our audited financial statements for the years ended December 31, 2019 and December 31, 2018.

Financial Summary	As of December 31, 2019 ($)	As of December 31, 2018 ($)
Cash and Deposits	0	0
Total Assets	50,135	1,710
Total Stockholder’s Equity	(45,356)	(14,380)

Statements of Operations	As of December 31, 2019 ($)	As of December 31, 2018 ($)
Total Expenses	(443,586)	(17,127)
Net Loss for the Period	(443,586)	(17,127)
Net Loss per Share	-	-

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and accompanying notes, before making a decision to invest in our Class A common stock. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, any trading price of our Class A common stock could decline, and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

We operate in a highly competitive business environment which could materially adversely affect our business, financial condition, results of operations and liquidity.

We operate in a highly competitive and consumer-driven industry and we compete with other music publishing companies to identify and sign new songwriters, composers and publishers with the potential to achieve long-term success and to enter into and renew agreements with established recording artists and songwriters. Some of our competitors include ASCAP, BMI, SESAC, and GMR. In addition, our competitors may from time to time increase the amounts they spend to discover, or to market and promote, recording artists and songwriters or reduce the prices of their music in an effort to expand market share. We may lose business if we are unable to sign successful songwriters, composers and publishers or to match the prices of the music offered by our competitors.

Because Mr. Noch has limited experience in management, our business has a higher risk of failure, and Mr. Noch has no experience managing a public company.

The management experience of our sole employee and the Founder, Jake Noch, is limited and, thus, his decisions and choices may affect our operations, earnings and ultimate financial success as a result. We have never operated as a public company. Mr. Noch has no experience managing a public company, which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required for a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of losing your entire investment in us.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain songwriters, composers and publishers.

We are dependent on identifying, signing and retaining songwriters, composers and publishers with long-term potential, who will write the hit songs of today and the classics of tomorrow that will continue to generate sales as part of our repertory for years to come. The competition among public performance rights organization is intense. Our competitive position is dependent on our ability to attract and develop songwriters, composers and publishers whose musical works can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such songwriters, composers and publishers under terms that are economically attractive to us. Our business of licensing the public performance rights of musical works competes not only with other public performance rights organizations, but also with songwriters who publish their own works and publishers. Additionally, our financial results are generally affected by the appeal of our repertory.

Our business involves identifying and locating the holders of public performance rights to additional musical works, and failure to do so will limit our ability to generate revenue.

Our ability to generate revenue depends on our ability to continue to acquire public performance rights for musical works. Ownership of music and video is highly fragmented and not organized in a common marketplace. There is no central registry or directory of content owners and finding them can be difficult and time-consuming. We currently rely on our business development personnel, on networks of relationships and on market research to locate content owners, as well as our reputation in the industry and targeted advertising to attract content owners seeking to access the digital market. In the future, our ability to continue to identify, locate and attract such content owners will have a significant impact on the amount of content we are able to acquire.

Our inability to enter into agreements to acquire additional public performance rights to musical works on commercially favorable terms could impede our growth and increase our expenses.

The growth of our business is dependent, in large part, on our ability to acquire or license the public performance rights of musical works. Even if we are able to locate additional content owners, they may not be willing to sell or license their rights or we may not be able to negotiate terms that are commercially favorable to us (particularly given the competitive environment of our industry). While we believe that our experience and knowledge in the music industry allows us to determine commercially reasonable prices for music we may be unable to objectively determine fair market value for the public performance right to the content that we acquire because of unknown consumer demand for such content, unknown number of additional owners of digital rights to such content in certain cases and absence of independent valuations for music. If content owners are unwilling to sell or license their rights on terms that we have determined are commercially favorable to us, we will not be able to substantially increase our revenue.

If we are unable to protect the intellectual property rights of our songwriters, composers and publishers, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

Our success is dependent, in part, upon protecting the public performance copyrights of our songwriters, composers and publishers. We rely and expect to continue to rely on copyright laws to protect such public performance rights. Furthermore, third parties may knowingly or unknowingly infringe or circumvent such copyrights, and we may not be able to prevent or remedy infringement without incurring substantial expense. Litigation brought to protect and enforce the public performance copyright would be, and has been, costly, time-consuming, and distracting to our Founder, and could result in the impairment or loss of value of our business and assets. Furthermore, our efforts to enforce the public performance copyright may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of such copyright. If the protection of such copyright is inadequate to prevent use or misappropriation by third parties, the value of our business and assets may be diminished. Any of these events would have a material adverse effect on our business, results of operations, and financial condition.

Our failure to obtain or maintain the right to use and license the public performance copyright from songwriters, composers and publishers would negatively affect our business.

Our future success and competitive position depends in part upon our ability to obtain or maintain the right to use and license the public performance copyright from songwriters, composers and publishers.

The loss of one or more of our management or key personnel, or our failure to recruit and retain other highly qualified personnel in the future, could cause a disruption in our relationships with digital entertainment services and rightsholders.

We depend on the continued services and performance of our management and other key personnel. Although we have employment agreements with our executive officers, they may decide to terminate their employment or otherwise cease to be employed by us. We do not have key person life insurance for any of our personnel. As we grow, our business will be dependent on our ability to recruit, employ and retain additional management and skilled personnel. The loss of the services of any of our key personnel or the failure to attract or replace other key personnel could disrupt and limit our ability to grow our business.

Failure to obtain, maintain, protect and enforce our intellectual property rights could substantially harm our business, operating results and financial condition.

The success of our business depends on our ability to obtain, maintain, protect and enforce our trademarks, copyrights and other intellectual property rights. The measures that we take to obtain, maintain, protect and enforce our intellectual property rights, including, if necessary, litigation or proceedings before governmental authorities and administrative bodies, may be ineffective, expensive and time-consuming and, despite such measures, third parties may be able to obtain and use our intellectual property rights without our permission. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect our ability to obtain, maintain, protect or enforce our intellectual property rights. Failure to obtain, maintain, protect or enforce our intellectual property rights could harm our brand or brand recognition and adversely affect our business, financial condition and results of operation

We are substantially dependent on a limited number of digital music services for the online distribution and marketing of musical works, and we are unable to significantly influence the pricing structure for digital streaming services and we may not receive royalties under our agreements.

We derive an increasing portion of our revenues from the licensing of music. We are currently dependent on a small number of customers to generate revenue. We have limited ability to increase our pricing structure. We could receive substantially less revenue for our licensing fees, which could cause a material reduction in our revenues, unless offset by a corresponding increase in the number of transactions. There can be no assurance that we will be able to renew or enter into new license agreements with any downstream customer. The terms of these license agreements, including the royalty rates that we receive pursuant to them, may change as a result of changes in our bargaining power, changes in the industry, changes in the law, or for other reasons. Decreases in royalty rates, rates of revenue sharing or changes to other terms of these license agreements may materially impact our business, operating results and financial condition.

If we are not able to scale our reporting and payment processes, we may experience delays providing reports to the rightsholders and paying required royalties that could have a negative effect on our brand identity and harm our business.

We are expected to receive sales reports for musical works on behalf of our rightsholder that contains usage information for the musical works publicly performed by our downstream customers. Based on these reports, we provide summary royalty payments to our rightsholders.

Our business may be adversely affected by competitive market conditions, and we may not be able to execute our business strategy.

We expect to increase revenues and cash flow through a business strategy which requires us, among other things, to continue to maximize the value of our music, to significantly reduce costs to maximize flexibility and adjust to new realities of the market and to diversify our revenue streams into growing segments of the music entertainment business by continuing to capitalize on distribution and emerging technologies, entering into expanded-rights deals with recording artists and by operating our artist services businesses.

Continuing existing litigation and participating in future litigation against us could be costly and time-consuming to defend.

PMR is not presently engaged in a material legal proceedings.

If we become a party to any material legal proceedings, and if we do not prevail in these lawsuits, our business would be materially impaired. Additionally, we have in the past and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business. We could be sued or face regulatory action pertaining to copyrights, contracts and other business torts. Litigation might result in substantial costs and may divert Founder’s attention and resources, which might seriously harm our business, results of operations, and financial condition. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs and could have a material adverse effect on our business, results of operations, and financial condition. Other performance rights organizations, such as Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC, have been sued for allegedly engaging in anticompetitive activity. If we had to defend against such claims, and/or if we do not prevail against those claims, our business would be materially impaired.

We face an inherent risk of liability as a result of our business operations, including with respect to copyrights. For example, we may be sued if a writer, composer or publisher enters into an agreement with us while believing to be not affiliated or otherwise under contract with another performance rights organization, such as Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC. We understand that those performance rights organizations may have contracts limiting or otherwise imposing time-based contractual terms on their songwriters, composers and publishers making it difficult to switch to us. If we cannot successfully defend ourselves against claims, we may incur substantial liabilities or be required to limit commercialization of our business. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	inability to bring our product to the market;

●	decreased demand for our product candidates;

●	injury to our reputation;

●	initiation of investigations by regulators;

●	costs to defend litigation;

●	diversion of management’s time and our resources;

●	substantial monetary awards;

●	injurious equitable decrees, such as permanent injunctions on our business;

●	loss of revenue;

●	exhaustion of any available insurance and our capital resources; and

●	decline in our share price.

If we or our service providers do not maintain the security of information relating to our customers, employees and vendors and our music, security information breaches through cyber security attacks or otherwise could damage our reputation with customers, employees, vendors and artists, and we could incur substantial additional costs, become subject to litigation and our results of operations and financial condition could be adversely affected. Moreover, even if we or our service providers maintain such security, such breaches remain a possibility due to the fact that no data security system is immune from attacks or other incidents.

We receive certain personal information about our customers and potential customers, and we also receive personal information concerning our employees, artists and vendors. In addition, our online operations depend upon the secure transmission of confidential information over public networks. We maintain security measures with respect to such information, but despite these measures, are vulnerable to security breaches by computer hackers and others that attempt to penetrate the security measures that we have in place. A compromise of our security systems (through cyber-attacks, which are rapidly evolving and sophisticated, or otherwise) that results in personal information being obtained by unauthorized persons or other bad acts could adversely affect our reputation with our customers, potential customers, employees, artists and vendors, as well as our operations, results of operations, financial condition and liquidity, and could result in litigation against us or the imposition of governmental penalties. Unauthorized persons have also attempted to redirect payments to or from us. If any such attempt were successful, we could lose and fail to recover the redirected funds, which loss could be material. We may also be subject to cyber-attacks that target our music, including not-yet-released music. The theft and premature release of this music may adversely affect our reputation with current and potential artists and adversely impact our results of operations and financial condition. In addition, a security breach could require that we expend significant additional resources related to our information security systems and could result in a disruption of our operations.

We increasingly rely on third-party data storage providers, including cloud storage solution providers, resulting in less direct control over our data. Such third parties may also be vulnerable to security breaches and compromised security systems, which could adversely affect our business.

Evolving laws and regulations concerning data privacy may result in increased regulation and different industry standards, which could increase the costs of operations or limit our activities.

We engage in a wide array of online activities and are thus subject to a broad range of related laws and regulations including, for example, those relating to privacy, consumer protection, data retention and data protection, online behavioral advertising, geo-location tracking, text messaging, e-mail advertising, mobile advertising, content regulation, defamation, age verification, the protection of children online, social media and other Internet, mobile and online-related prohibitions and restrictions. The regulatory framework for privacy and data security issues worldwide has become increasingly burdensome and complex, and is likely to continue to be so for the foreseeable future. Practices regarding the collection, use, storage, transmission, security and disclosure of personal information by companies operating over the Internet and mobile platforms are receiving ever-increasing public and governmental scrutiny. The U.S. government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for even greater regulation for the collection of information concerning consumer behavior on the Internet and mobile platforms, including regulation aimed at restricting certain targeted advertising practices, the use of location data and disclosures of privacy practices in the online and mobile environments, including with respect to online and mobile applications. State governments are engaged in similar legislative and regulatory activities. In addition, privacy and data security laws and regulations around the world are being implemented rapidly and evolving. These new and evolving laws (including the European Union General Data Protection Regulation effective on May 25, 2018 and the California Consumer Privacy Act effective on January 1, 2020) are likely to result in greater compliance burdens for companies with global operations. Globally, many government and consumer agencies have also called for new regulation and changes in industry practices with respect to information collected from consumers, electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising.

The Federal Trade Commission adopted certain revisions to its rule promulgated pursuant to the Children’s Online Privacy Protection Act (“COPPA”), effective as of July 1, 2013, that may impose greater compliance burdens on us. COPPA imposes a number of obligations, such as obtaining verifiable parental permission on operators of websites, apps and other online services to the extent they collect certain information from children who are under 13 years of age. The changes broaden the applicability of COPPA, including by expanding the definition of “personal information” subject to the rule’s parental consent and other obligations.

Our business, including our ability to operate and expand internationally, could be adversely affected if laws or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry practices regarding the collection, use or disclosure of customer data, or regarding the manner in which the express or implied consent of consumers for such collection, use and disclosure is obtained. Such changes may require us to modify our operations, possibly in a material manner, and may limit our ability to develop new products, services, mechanisms, platforms and features that make use of data regarding our customers and potential customers. Any actual or alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability, fines and may require us to expend significant resources in responding to and defending such allegations and claims, regardless of merit. Claims or allegations that we have violated laws and regulations relating to privacy and data security could also result in negative publicity and a loss of confidence in us.

We have experienced rapid growth in recent periods of our songwriters, composers and publishers, and our recent growth rates may not be indicative of our future growth.

We have experienced rapid growth in recent periods of our songwriters, composers and publishers. In future periods, we expect our growth rate to decline. Further, as we operate in a new and rapidly changing category of work management software, widespread acceptance and use of our platform is critical to our future growth and success. We believe our revenue growth depends on a number of factors, including, but not limited to, our ability to:

●	attract new individuals, teams, and organizations as customers;

●	grow or maintain our client based of songwriters, composers and publishers;

●	price our license plans effectively;

●	expand our customer base into more locations;

●	continue to successfully expand our sales force;

●	provide excellent customer experience and customer support;

●	successfully compete against established companies and new market entrants;

●	increase awareness of our brand on a global basis; and

●	comply with existing and new applicable laws and regulations.

If we are unable to accomplish these tasks, our growth would be harmed. We also expect our operating expenses to increase in future periods, and if our growth does not increase to offset these anticipated increases in our operating expenses, our business, results of operations, and financial condition will be harmed, and we may not be able to achieve or maintain profitability.

We have a limited operating history at our current scale, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have been growing rapidly in recent periods and, as a result, have a relatively short history operating our business at its current scale. Furthermore, we operate in an industry that is characterized by rapid technological innovation, intense competition, and changing customer needs. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in evolving industries. In addition, our future growth rate is subject to a number of uncertainties, such as general economic and market conditions, including those caused by the ongoing COVID-19 pandemic. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in the market, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business, results of operations, and financial condition would suffer.

We have a history of losses, and we may not be able to achieve profitability or, if achieved, sustain profitability.

We have incurred net losses in each fiscal year since our founding. We generated net losses of $443,586 and $17,127 in fiscal 2019 and fiscal 2018, respectively. We do not expect to be profitable in the near future, and we cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will sustain profitability. These losses reflect, among other things, the significant investments we made to develop and commercialize our business, serve our existing clients, and broaden our customer base.

As a result of our investments and expenditures related to the growth of our business, we may experience losses in future periods that may increase significantly. Therefore, our losses in future periods may be significantly greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that they may not result in increases in our revenues. We cannot be certain that we will be able to achieve, sustain, or increase profitability on a quarterly or annual basis. Any failure by us to achieve and sustain profitability would cause any trading price of our Class A common stock to decline.

We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our profitability in the near and medium term.

A significant part of our business strategy and culture is to focus on long-term growth and customer success over short-term financial results. As a result, in the near and medium term, we may continue to operate at a loss, or our near- and medium-term profitability may be lower than it would be if our strategy were to maximize near- and medium-term profitability. We expect to continue making significant expenditures on sales and marketing efforts, and expenditures to grow our business. Such expenditures may not result in improved business results or profitability over the long term. If we are ultimately unable to achieve or improve profitability at the level or during the time frame anticipated by securities or industry analysts and our stockholders, any trading price of our Class A common stock may decline.

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our Class A common stock.

Our quarterly results may fluctuate significantly and may not meet our expectations or those of investors or securities analysts.

Our results of operations are affected by the amount and quality of music that we release, the number of releases that include musical compositions published by us, timing of release schedules and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our results of operations and operating cash flows. The timing of releases and advance payments is largely based on business and other considerations and is made without regard to the impact of the timing of the release on our financial results. In addition, certain of our license agreements with digital music services contain minimum guarantees and/or require that we are paid minimum guarantee payments. Our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments and minimum guarantees, which may result in significant fluctuations from period to period, which may have an adverse impact on the price of our Class A common stock.

Our quarterly financial results may fluctuate due to a variety of factors, many of which are outside of our control and may be difficult to predict, including, but not limited to:

●	the level of demand for our business;

●	the level of demand for the musical works of our songwriters, composers and publishers;

●	our ability to grow or maintain our licensing relationships, expand usage of our licenses, and sell licenses;

●	our ability to achieve widespread use of the musical works in our repertory;

●	errors in our forecasting of the demand for the musical works in our repertory, which would lead to lower revenues, increased costs, or both;

●	the timing of expenses and recognition of revenues;

●	pricing pressure as a result of competition or otherwise;

●	adverse litigation judgments, other dispute-related settlement payments, or other litigation-related costs;

●	increasing the number of employees hired;

●	changes in, and continuing uncertainty in relation to, the legislative or regulatory environment;

●	legal and regulatory compliance costs in new and existing markets;

●	costs and timing of expenses related to the potential acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;

●	health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses; and

●	general economic conditions in either domestic or international markets, including geopolitical uncertainty and instability and their effects on discretionary spending.

Any one or more of the factors above may result in significant fluctuations in our quarterly results of operations, which may negatively impact any trading price of our Class A common stock. You should not rely on our past results as an indicator of our future performance.

The variability and unpredictability of our quarterly results of operations or other operating metrics could result in our failure to meet our expectations or those of investors or analysts with respect to revenues or other metrics for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, any trading price of our Class A common stock would fall, and we would face costly litigation, including securities class action lawsuits.

We may not be able to effectively manage our growth.

We have experienced rapid growth of our customers, and our songwriters, composers and publishers, and increased demand for our business. The growth and expansion of our business may place a significant strain on our management, operational, and financial resources. We are required to manage multiple relationships with various strategic partners, customers, and other third parties. In the event of further growth of our operations or in the number of our third-party relationships, our computer systems, procedures, or internal controls may not be adequate to support our operations, and our management may not be able to manage such growth effectively. To effectively manage our growth, we must continue to implement and improve our operational, financial, and management information systems and expand, train, and manage our employee base.

The COVID-19 pandemic has affected how we and our customers operate and has adversely affected the global economy, and the duration and extent to which this will affect our business, future results of operations, and financial condition remains uncertain.

In December 2019, COVID-19 was first reported to the World Health Organization, or WHO, and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, our license holders may have temporarily closed their establishments and the economy has shifted away from public performance of musical works at venues, all of which may continue for an indefinite amount of time and represent a significant disruption in how we operate our business. The operations of our partners, vendors, and customers have likewise been disrupted.

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic may affect the rate of global IT spending, which could adversely affect demand for our platform. Further, the COVID-19 pandemic has caused us to experience, in some cases, longer sales cycles and an increase in certain prospective and current customers seeking lower prices or other more favorable contract terms, and has limited the ability of our direct sales force to travel to customers and potential customers. In addition, the COVID-19 pandemic could reduce the value or duration of licenses, negatively impact collections of accounts receivable, reduce expected spending from our paying customers, cause some of our paying customers to go out of business, and affect contraction or attrition rates of our paying customers, all of which could adversely affect our business, results of operations, and financial condition. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets, which may adversely affect our stock price and our ability to access capital markets in the future.

While we have developed and continue to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of our efforts. Accordingly, it is not possible for us to predict the duration and extent to which this will affect our business, future results of operations, and financial condition at this time.

If we are unable to attract and increase our customer base, identify and sign new songwriters, composers and publishers, and expand usage of our licenses and musical works in our repertory, our prospect for revenue would be harmed.

To generate revenue and achieve profitability, we must increase our customer base through various methods, including but not limited to, adding new songwriters, composers and publishers, and expanding usage of our licenses and musical works in our repertory. While we have experienced significant growth in the number of license holders and songwriters, composers and publishers, we do not know whether we will continue to achieve similar growth rates in the future, including whether we will generate sufficient revenue to operate our business. Numerous factors may impede our ability to add new license holders and songwriters, composers and publishers, including but not limited to, our failure to attract and effectively train new sales and marketing personnel, failure to develop or expand relationships with partners, failure to compete effectively against alternative products or services, failure to provide a quality customer experience and customer support, or failure to ensure the effectiveness of our marketing programs. Additionally, as we focus on increasing our sales to larger organizations, we will be required to deploy sophisticated and costly sales efforts, which may result in longer sales cycles. Sales efforts targeted at larger customers typically involve greater costs, longer sales cycles, greater competition, and less predictability in completing some of our sales. In addition, the ongoing COVID-19 pandemic and related precautionary measures we and other companies are taking are impacting our sales activity. For example, like many other companies, including our customers and prospects, our Founder is working remotely, and we have limited all non-essential business travel. Restrictions on travel and in-person meetings have interrupted and could continue to interrupt our sales activity, and we cannot predict whether, for how long, or the extent to which the COVID-19 pandemic and related precautionary measures may have an impact. If our efforts to sell to organizations of all sizes are not successful or do not generate additional revenues, our business, results of operations, and financial condition would suffer.

In addition, we believe that many of our new customers, songwriters, composers and publishers originate from word-of-mouth and other non-paid referrals from existing customers, so we must ensure that our existing customers and songwriters, composers and publishers remain loyal to us in order to continue receiving those referrals. Our ability to attract new customers and songwriters, composers and publishers and increase revenues from existing paying customers depends in large part on our ability to continually grow the musical works in our repertory in order to maintain and improve the quality and value of our business. Accordingly, we must continue to invest in research and development and in our ongoing efforts to improve and enhance our platform. The success of any enhancement to our platform depends on several factors, including timely completion and delivery, competitive pricing, integration with existing technologies, and overall market acceptance. Furthermore, the COVID-19 pandemic could have an impact on our plans to offer new musical works, particularly if we experience impacts to productivity due to our employees or their family members experiencing health issues, if our Founder continues to work remotely for extended periods, or if there are increasing delays in the hiring and onboarding of new employees.

Moreover, our business is based on licensing musical works, and customers are not obligated to and may not renew their license after their existing license expire, and we cannot ensure that customers will renew license with a similar contract period, with the same or greater number of users, or for the same level of subscription plan or upgrade to Business and Enterprise plans. Customers may or may not renew their subscription plans as a result of a number of factors, including their satisfaction or dissatisfaction with our platform, our pricing or pricing structure, the pricing or capabilities of the products and services offered by our competitors, the effects of general economic conditions, or customers’ budgetary constraints. If customers do not renew their subscriptions, renew on less favorable terms, our revenues may decline or grow less quickly than anticipated, which would harm our business, results of operations, and financial condition. Additionally, we continue to monitor how COVID-19 may impact the adoption of our platform generally and our success in engaging with new customers and expanding relationships with existing customers. We also may continue to experience a reduction in license renewal rates, particularly within our small and medium-sized customers, as well as reduced customer spend and delayed payments that could materially impact our business, results of operations, and financial condition in future periods. While we believe we may begin generating revenues in the near-term as a result of our subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our operating results and overall financial performance until future periods. If we fail to predict customer demands, fail to sufficiently account for the impact of COVID-19 on our sales projections, or fail to attract new customers and maintain and expand new and existing customer relationships, our revenues may grow more slowly than expected, may not grow at all, or may decline, and our business may be harmed.

If the music content we provide to digital entertainment services does not appeal to consumers’ tastes and preferences, our revenue will decrease.

Our success depends on our ability to acquire or license public performance rights and offer musical works that appeals to consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. We cannot accurately assess or control consumer demand for our music content. Our historical revenue is based on the number of musical works available for licensing of public performance rights. Seasonality and other trends in consumer demand for music have been difficult to assess from this limited historical data. In the future, the musical works in our repertory may not experience any demand. Any reduction in the popularity of the musical works in our repertory with consumers may cause a reduction in our revenue

If we experience excessive fraudulent activity, we could incur substantial costs and lose the right to accept credit cards for payment, which could cause our customer base to decline significantly.

A large portion of our customers authorize us to bill their credit card accounts through a third-party payment processing partners for our licensing agreements. Presently, we have no relationship with any third-party payment processor for payment on our licensing agreement, although we are actively seeking to enter into such relationships by contacting such processors and working through their onboarding requirements. If we secure such a relationship, and if customers pay for their subscription plans with stolen credit cards or believe they have not authorized the entry into a licensing agreement with us or seek to cancel such agreements, we could incur substantial third-party vendor costs for which we may not be reimbursed. Further, our customers provide us with credit card billing information online, and we do not review the physical credit cards used in these transactions, which increases our risk of exposure to fraudulent activity. We also incur charges, which we refer to as chargebacks, from the credit card companies for claims that the customer did not authorize the credit card transaction for license agreements, something that we have experienced in the past. If the number of claims of unauthorized credit card transactions becomes excessive, we could be assessed substantial fines for excess chargebacks, and we could lose the right to accept credit cards for payment. In addition, credit card issuers may change merchant standards, including data protection and documentation standards, required to utilize their services from time to time. Our third-party payment processing partners must also maintain compliance with current and future merchant standards to accept credit cards as payment for our paid subscription plans. Substantial losses due to fraud or our inability to accept credit card payments would cause our customer base to significantly decrease and would harm our business.

We may engage in merger and acquisition activities, which would require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our business, results of operations, and financial condition.

As part of our business strategy to expand our platform and grow our business in response to changing technologies, customer demand, and competitive pressures, we may in the future make investments or acquisitions in other companies, products, or technologies. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve the goals of such acquisition, and any acquisitions we complete could be viewed negatively by customers or investors. We may encounter difficult or unforeseen expenditures in integrating an acquisition, particularly if we cannot retain the key personnel of the acquired company. Existing and potential customers may also delay or reduce their use of our business offerings due to a concern that the acquisition may decrease effectiveness of our business affairs (including any newly acquired product). In addition, if we fail to successfully integrate such acquisitions, or the assets, technologies, or personnel associated with such acquisitions, into our company, the business and results of operations of the combined company would be adversely affected.

Acquisitions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, subject us to increased regulatory requirements, cause adverse tax consequences or unfavorable accounting treatment, expose us to claims and disputes by stockholders and third parties, and adversely impact our business, financial condition, and results of operations. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash for any such acquisition which would limit other potential uses for our cash. If we incur debt to fund any such acquisition, such debt may subject us to material restrictions in our ability to conduct our business, result in increased fixed obligations, and subject us to covenants or other restrictions that would decrease our operational flexibility and impede our ability to manage our operations. If we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders’ ownership would be diluted.

We may need additional capital, and we cannot be sure that additional financing will be available.

Historically, we have financed our operations and capital expenditures primarily through capital infusion from our Founder. For clarity, we have not entered into any loan, debt or other financing agreements with the Founder, and we have no obligation to repay the Founder for his capital contributions. Mr. Noch has funded our operations from his personal wealth with a full understanding of the personal financial risk thereof. While Mr. Noch intends to continue providing PMR with capital to fund its operations, there can be no assurance that he will continue to do so in the future, although Mr. Noch is aware that any cessation of his funding our operations will result in a total loss of his investment and the value of his substantial shareholding of PMR. In the future, we may raise additional capital through additional debt or equity financings to support our business, to respond to business opportunities, challenges, or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional capital in the future. Our ability to obtain additional capital will depend on our development efforts, business plans, investor demand, operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of existing stockholders, and existing stockholders may experience dilution. Further, if we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.

Changes in accounting principles or their application to us could result in unfavorable accounting charges or effects, which could adversely affect our results of operations and growth prospects.

We prepare financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). In particular, we make certain estimates and assumptions related to the adoption and interpretation of these principles including the recognition of our revenue with respect to our financial statements. If these assumptions turn out to be incorrect, our revenue could materially differ from our expectations, which could have a material adverse effect on our financial results. A change in any of these principles or guidance, or in their interpretations or application to us, may have a significant effect on our reported results, as well as our processes and related controls, and may retroactively affect previously reported results or our forecasts, which may negatively impact our financial statements. The adoption of these new standards may potentially require enhancements or change in our processes or systems and may require significant time and cost on behalf of our financial management. This may in turn adversely affect our results of operations and growth prospect.

A failure to establish and maintain an effective system of disclosure controls and internal control over financial reporting, could adversely affect our ability to produce timely and accurate financial statements or comply with applicable regulations.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we anticipate that we will expend, significant resources, including accounting-related costs and investments to strengthen our accounting systems. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. We present certain non-GAAP financial measures in this prospectus and intend to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on any trading price of our Class A common stock.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on any trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to obtain listing or quotation of our Class A common stock. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business, results of operations, and financial condition and could cause a decline in any trading price of our Class A common stock.

Changes in tax laws or regulations could be enacted or existing tax laws or regulations could be applied to us or our customers in a manner that could increase the costs of our platform and harm our business.

Income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted or amended at any time (possibly with retroactive effect), and could be applied solely or disproportionately to products and services provided over the internet. These enactments or amendments could reduce our sales activity due to the inherent cost increase the taxes would represent and ultimately harm our results of operations and cash flows.

The application of U.S. federal, state, local, and international tax laws to our services is unclear and continuously evolving. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted or applied adversely to us, possibly with retroactive effect, which could require us or our customers to pay additional tax amounts, as well as require us or our customers to pay fines or penalties, as well as interest for past amounts. If we are unsuccessful in collecting such taxes due from our customers, we would be held liable for such costs, thereby adversely affecting our results of operations and harming our business. We may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain.

Our business, results of operations, and financial condition may be harmed if we are required to collect sales or other related taxes for licenses where we have not historically done so.

We seek to comply with any sales-tax collection obligations on our down-stream licenses to our customers. One or more states or countries may seek to impose incremental or new sales, use, or other tax collection obligations on us. A successful assertion by a state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, or other taxes could, among other things, result in substantial tax payments, create significant administrative burdens for us, discourage potential customers from subscribing to our platform due to the incremental cost of any such sales or other related taxes, or otherwise harm our business, results of operations, and financial condition.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We do not expect to become profitable in the near future or to generate revenue in excess of our expenses. We will likely never achieve profitability and have incurred, and will continue to incur, substantial net operating losses, or NOLs, during our history. In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate change in stock ownership by one or more stockholders or groups of stockholders owning at least 5% of a corporation’s stock exceeds more than 50 percentage points over a three-year period. While we do not believe we have experienced ownership changes in the past, it is possible we have done so, and we may experience ownership changes in the future as a result of our listing or quotation of our Class A common stock or subsequent shifts in our stock ownership (some of which shifts are outside our control). As a result, even if we attain profitability, we may be unable to use a material portion of our NOLs and other tax attributes.

We may face exposure to foreign currency exchange rate fluctuations.

While we have historically transacted in U.S. dollars with the majority of our customers and vendors, we may transact business in some foreign currencies with parties and for our payroll in those foreign jurisdictions where we may open operations. Accordingly, declines in the value of foreign currencies relative to the U.S. dollar can adversely affect our revenues and results of operations due to transactional and translational remeasurement that is reflected in our earnings. Also, fluctuations in the values of foreign currencies relative to the U.S. dollar could make it more difficult to detect underlying trends in our business and results of operations.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements. We report revenues and expenses using the accrual method of accounting for financial and tax reporting purposes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenues and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in any trading price of our Class A common stock.

Catastrophic events may disrupt our business.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could harm our business. In particular, the COVID-19 pandemic, including the reactions of governments, markets, and the general public, may result in a number of adverse consequences for our business, operations, and results of operations, many of which are beyond our control. We have our headquarters in Naples, Florida, and the east coast of the United States contains active hurricane zones. In the event of a major hurricane, earthquake or other catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development, lengthy interruptions in our business offerings, breaches of data security, and loss of critical data, all of which would harm our business, results of operations, and financial condition. Acts of terrorism would also cause disruptions to the internet or the economy as a whole. In addition, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions. Our disaster recovery plan may not be sufficient to address all aspects or any unanticipated consequence or incident, and our insurance may not be sufficient to compensate us for the losses that could occur.

We are an emerging growth company under the JOBS Act, and we are permitted to rely on exemptions from certain disclosure requirements. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, which could be as long as five years following the completion of our listing on the NYSE, we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, reduced PCAOB reporting requirements, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and extended transition periods for complying with new or revised accounting standards. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and any trading price of our Class A common stock may be more volatile.

The digital music industry is evolving and we are vulnerable to discounting, price-reductions, pricing structure and stocking changes that may evolve in the industry and, as a result, cause a reduction in our revenue.

We receive revenue based on per location or per service fees. We have limited ability to influence the pricing models of our downstream customers.

Other parties may have public performance rights, or claim to have such rights, to the musical works in our repertory, which may result in duplicates of the performance rights in such works

We generally acquire or license public performance rights for the musical works in our repertory that the owner of music content has available to grant; however, the holders of such rights may not possess exclusive rights to those musical works. We do not determine, and are unable to determine, the number of additional holders of rights to the musical works in our repertory. Aside from copyright law, the public performance rights to musical works in our repertory are contractual in nature. There is no central registry or directory that evidences the chain of title to the rights of music recordings other than copyright registration, which is voluntary. Given the age of many of the music recordings we have acquired or licensed or may acquire or license in the future, there is often a lack of documentation to evidence the chain of title. In addition, there is a common practice in the music industry of licensing rights in various formats or in certain compilations and to grant the same rights to different parties for the same or different geographic regions. We are aware of numerous instances where other parties, such as our competitor performance rights organizations, assert rights to the public performance right to the musical works in our repertory. If the licensing of public performance rights to the musical works in our repertory is available from alternative sources, our revenue will be reduced to the extent these licenses are purchased instead of ours.

We face a potential loss of catalog to the extent that our recording artists have a right to recapture rights in their recordings under the U.S. Copyright Act.

The U.S. Copyright Act provides authors (or their heirs) a right to terminate U.S. licenses or assignments of rights in their copyrighted works in certain circumstances. This right does not apply to works that are “works made for hire.” Since the enactment of the Sound Recordings Act of 1971, which first accorded federal copyright protection for sound recordings in the U.S., virtually all of our agreements with recording artists provide that such recording artists render services under a work-made-for-hire relationship. A termination right exists under the U.S. Copyright Act for U.S. rights in musical compositions that are not “works made for hire.” If any of our commercially available sound recordings were determined not to be “works made for hire,” then the recording artists (or their heirs) could have the right to terminate the U.S. federal copyright rights they granted to us, generally during a five-year period starting at the end of 35 years from the date of release of a recording under a post-1977 license or assignment (or, in the case of a pre-1978 grant in a pre-1978 recording, generally during a five-year period starting at the end of 56 years from the date of copyright). A termination of U.S. federal copyright rights could have an adverse effect on our Recorded Music business. From time to time, authors (or their heirs) have the opportunity to terminate our U.S. rights in musical compositions. We believe the effect of any potential terminations is already reflected in the financial results of our business.

We are dependent on third party merchant credit card processors.

Our future success will depend, in significant part, upon third party credit card processing firms. Loss of our merchant services credit card processing firm and the inability to rapidly replace that firm could have a substantial negative effect on our business.

Card association rules may change or certain practices could negatively affect our business and, if we do not comply with these rules, could result in our inability to accept credit cards. If we are unable to accept credit cards, our competitive position would be critically damaged.

We are not a bank and as a result we are barred from belonging to and directly access the credit card associations or the bank payment network. We must therefore rely on banks and their service providers to process our transactions. We must comply with the operating rules of the credit card associations and bank payment networks as they apply to merchants. The associations’ member banks set these rules, and the associations interpret the rules. Credit card associations could adopt new operating rules or interpretations of existing rules which we may find difficult or even impossible to comply with, in which case we could lose our ability to give customers the option of using credit cards to support their payments. If we were unable to accept credit cards our competitive position would be critically damaged.

We face considerable risks of loss due to fraud and/or disputes with our customers. If we are unable to deal effectively with losses from fraudulent transactions, our losses from fraud would increase, and our business would be materially adversely effected.

We face significant risks of loss due to fraud and disputes with our customers, including unauthorized use of credit cards and bank account information and identity theft; merchant fraud and other disputes; system security breaches; fraud by employees; and use of our system for illegal purposes. When a customer pays us for goods or services a credit card and the cardholder is defrauded or otherwise disputes the charge, the full amount of the disputed transaction gets charged back to us and our credit card processor levies additional fees against us, unless we can successfully challenge the chargeback. Chargebacks may arise from the unauthorized use of a cardholder’s card number or from a cardholder’s claim that a merchant failed to perform. If our chargeback rate becomes excessive, we may be required to pay fines and our ability to accept cards for payments could be restricted or cancelled. We cannot assure you that chargebacks will not arise in the future.

Unauthorized use of credit cards and bank accounts could expose us to substantial losses. If we are unable to detect and prevent unauthorized use of cards and bank accounts, our business would suffer.

The highly automated nature of our business transactions with our customers makes us an attractive target for fraud and dissatisfaction. We face an inherent trade-off between customer convenience and security. There can be no assurance that we will not incur chargebacks in the future. Nor is there any assurance that our downstream customers will pay our licensing fees.

Our liquidity would be adversely impacted, potentially materially, in the event one or more of our credit card processors were to impose holdback restrictions for payments due to us from credit card transactions.

We currently do not have any agreement with any organizations that process credit card transactions by our customers. We have and may presently be subject to credit card holdbacks under our credit card processing agreements. If we fail to meet certain requirements, our credit card processors have the right to hold back credit card remittances to cover our obligations to them. If our credit card processors were to impose holdback restrictions on us, the negative impact on our liquidity could be significant which could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on the Internet infrastructure.

Our future success will depend, in significant part, upon the maintenance of the various components of the Internet infrastructure, such as a reliable backbone network with the necessary speed, data capacity and security, and the timely development of enabling products, such as high-speed modems, which provide reliable and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased user bandwidth requirements, we cannot be sure that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure or otherwise, and such outages or delays could adversely affect our website and the websites of our co-branded partners, as well as the Internet service providers and online service providers our customers use to access our services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. We cannot predict whether the infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium will be developed or maintained. The threat of hacking is an ongoing one and to the best of our ability we will monitor our servers, maintain up-to-date anti-virus and anti-malware programs and keep our employees advised as to proper computer security.

RISKS RELATED TO OWNERSHIP OF OUR CLASS A COMMON STOCK

Our listing differs significantly from an underwritten initial public offering.

This is not an underwritten initial public offering of our Class A common stock, and this listing differs therefrom in several significant ways, which include, but are not limited to, the following:

●	There are no underwriters.

●	There is not a fixed or determined number of shares of Class A common stock available for sale in connection with the registration and the listing. Therefore, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock, and there may initially be a lack of supply of, or demand for, shares of Class A common stock. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders who choose to sell their shares of Class A common stock in the near term, resulting in potential oversupply of our Class A common stock, which could adversely impact any trading or quotation price of our Class A common stock once listed or quoted.

●	None of our Registered Stockholders or other existing stockholders have entered into contractual lock-up agreements or other restrictions on transfer with respect to this offering. In an underwritten initial public offering, it is customary for an issuer’s officers, directors, and most or all of its other stockholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial public offering. Consequently, any of our stockholders, including our Founder who owns Class A or Class B common stock and other significant stockholders, may sell any or all of their shares at any time, including immediately upon any listing or quotation. If such sales were to occur in a significant volume in a short period of time following the listing, it may result in an oversupply of our Class A common stock in the market, which could adversely impact any trading price of our Class A common stock.

●	We will not conduct a traditional “roadshow” with underwriters.

Such differences from an underwritten initial public offering could result in a volatile trading price for our Class A common stock and uncertain trading volume, which may adversely affect your ability to sell any Class A common stock that you may purchase.

The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15g-9 which established the definition of a “penny stock.”

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the Securities and Exchange Commission. The term “penny stock” generally refers to a security issued by a very small company that trades at less than $5 per share. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $10,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase, if at all.

Market for penny stock has suffered in recent years from patterns of fraud and abuse.

According to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

●	Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and,

●	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market, and it has been alleged that our Founder has been involved in such abuses in the past with respect to other companies. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Any trading of our Class A common stock is likely to be volatile.

Any trading price of our Class A common stock following the listing also could be subject to wide fluctuations in response to numerous factors in addition to the ones described in the preceding Risk Factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our results of operations;

●	the number of shares of our Class A common stock made available for trading;

●	changes in the financial projections we may provide to the public or our failure to meet these projections;

●	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	changes in pricing of our licenses for public performance rights of the musical works in our repertory;

●	actual or anticipated changes in our growth rate relative to that of our competitors;

●	changes in the anticipated future size or growth rate of our addressable markets;

●	announcements of new products, or of acquisitions, strategic partnerships, joint ventures, or capital-raising activities or commitments, by us or by our competitors;

●	additions or departures of our Founder;

●	rumors and market speculation involving us, our Founder, or other companies in our industry;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business, including those related to copyrights and royalties for public performance rights in the United States or globally;

●	lawsuits threatened or filed against us;

●	adverse resolution of the lawsuits in which we are involved;

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

●	health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses; and

●	sales or expectations with respect to sales of shares of our Class A common stock by us or our security holders.

In addition, stock markets with respect to newly public companies, particularly companies in our industry, have experienced significant price and volume fluctuations that have affected and continue to affect the stock prices of these companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in any trading market or quotation for our Class A common stock as a result of the supply and demand forces described above. In the past, companies that have experienced volatility in any trading price for their stock have been subject to securities class action litigation. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business, results of operations, and financial condition.

Any trading price of our Class A common stock, upon listing or quotation, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.

Prior to the listing or quotation of our Class A common stock, there has been no public market for our capital stock. There has been no trading of our capital stock in private transactions.

An active, liquid, and orderly market for our Class A common stock may not develop or be sustained. You may be unable to sell your shares of Class A common stock at or above the price at which you purchased them.

We currently expect to make an application for trading of our Class A common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

Our largest stockholder will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

Immediately following the effectiveness of the registration statement of which this prospectus forms a part, Jake P. Noch, our founder, Chief Executive Officer, President, Chief Financial Officer and Secretary, and largest stockholder, will beneficially own approximately 99.29078% of our outstanding Class A common stock and Class B common stock, together as a single class, representing 99.980357% of the voting power of our capital stock as of the date hereof. This concentration of ownership may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may believe are in your best interest as one of our stockholders.

The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the listing or quotation of our Class A common stock, including our Founder, who holds in the aggregate 99.980357%% of the voting power of our capital stock as of the date hereof. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

Our Class B common stock has one hundred (100) votes per share, and our Class A common stock, has one (1) vote per share. As of the date hereof, our Founder held in the aggregate 99.980357% of the voting power of our capital stock. Because of the 100-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively could continue to control a significant percentage of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may believe are in your best interest as one of our stockholders.

We cannot predict the effect our dual class structure may have on any trading price of our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile trading price of our Class A common stock, in adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the dual class structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. Because of the dual class structure of our common stock, we will likely be excluded from certain indices, and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make our Class A common stock less attractive to other investors. As a result, any trading price of our Class A common stock could be adversely affected.

None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer with respect to this offering. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause any trading price of our Class A common stock to decline.

In addition to the supply and demand and volatility factors discussed above, sales of a substantial number of shares of our Class A common stock into the public market, particularly sales by our Founder, or the perception that these sales might occur in large quantities, could cause any trading price of our Class A common stock to decline.

As of the date hereof, we had 1,410,000,000 shares of common stock outstanding, of which 500,000,000 are Class B common stock and 910,000,000 are Class A common stock, all of which are “restricted securities” (as defined in Rule 144 under the Securities Act). Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, (i) non-affiliates who have beneficially owned our common stock for at least six months may rely on Rule 144 to sell their shares of common stock, and (ii) our directors, executive officers, and other affiliates who have beneficially owned our common stock for at least six months, including certain of the shares of Class A common stock covered by this prospectus to the extent not sold hereunder, will be entitled to sell their shares of our Class A common stock subject to volume limitations under Rule 144 and various vesting agreements.

None of our securityholders are subject to any contractual lock-up or other restriction on the transfer or sale of their shares with respect to this offering.

Our business and financial performance may differ from any projections that we disclose or any information that may be attributed to us by third parties.

From time to time, we may provide guidance via public disclosures regarding our projected business or financial performance. However, any such projections involve risks, assumptions, and uncertainties, and our actual results could differ materially from such projections. Factors that could cause or contribute to such differences include, but are not limited to, those identified in these Risk Factors, some or all of which are not predictable or within our control. Other unknown or unpredictable factors also could adversely impact our performance, and we undertake no obligation to update or revise any projections, whether as a result of new information, future events, or otherwise. In addition, various news sources, bloggers, and other publishers often make statements regarding our historical or projected business or financial performance, and you should not rely on any such information even if it is attributed directly or indirectly to us.

Our trading price and trading volume could decline if securities or industry analysts do not publish research about our business, or if they publish unfavorable research.

Equity research analysts do not currently provide coverage of our Class A common stock, and we cannot assure that any equity research analysts will adequately provide research coverage of our Class A common stock after the listing or quotation of our Class A common stock. A lack of adequate research coverage may harm the liquidity and trading price of our Class A common stock. To the extent equity research analysts do provide research coverage of our Class A common stock, we will not have any control over the content and opinions included in their reports. Any trading price of our Class A common stock could decline if one or more equity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company, or fail to regularly publish reports on us, the demand for our Class A common stock could decrease, which in turn could cause our trading price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. In addition, any senior secured term loan facility may contain restrictions on our ability to pay dividends. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Additional stock issuances could result in significant dilution to our stockholders.

We may issue our capital stock or securities convertible into our capital stock from time to time in connection with a financing, acquisition, investments, or otherwise. Additional issuances of our stock will result in dilution to existing holders of our stock.

Certain provisions in our corporate charter documents and under Delaware law may prevent or hinder attempts by our stockholders to change our management or to acquire a controlling interest in us, and any trading price of our Class A common stock may be lower as a result.

There are provisions in our certificate of incorporation and bylaws, as they will be in effect following the effectiveness of the registration statement of which this prospectus forms a part, that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control were considered favorable by our stockholders. These anti-takeover provisions include:

●	a classified board of directors so that not all members of our board of directors are elected at one time;

●	the ability of our board of directors to determine the number of directors and to fill any vacancies and newly created directorships;

●	a requirement that our directors may only be removed for cause;

●	a prohibition on cumulative voting for directors;

●	the requirement of a super-majority to amend some provisions in our restated certificate of incorporation and restated bylaws;

●	authorization of the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

●	provide for a dual class common stock structure in which holders of our Class B common stock, which has one hundred (100) votes per share, have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our Class B and Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

●	an inability of our stockholders to call special meetings of stockholders; and

●	a prohibition on stockholder actions by written consent, thereby requiring that all stockholder actions be taken at a meeting of our stockholders.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a three-year period beginning on the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any provision in our certificate of incorporation, our bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

Our Class A Common Stock may become subject to the “penny stock” rules of the SEC, which may make it more difficult for stockholders to sell our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes that may become relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit an investor’s ability to sell our common stock in the secondary market.

THERE IS NO LIQUIDITY AND NO ESTABLISHED PUBLIC MARKET FOR OUR COMMON STOCK AND WE MAY NOT BE SUCCESSFUL AT OBTAINING A QUOTATION ON A RECOGNIZED QUOTATION SERVICE. IN SUCH EVENT IT MAY BE DIFFICULT TO SELL YOUR SHARES.

There is presently no public market in our shares, and the liquidity of shares of our Class A common stock is limited. There can be no assurance that we will be successful at developing a public market or in having our common stock quoted on a quotation facility such as the Over the Counter Bulletin Board. There are risks associated with obtaining a quotation, including that broker dealers will not be willing to make a market in our shares, or to request that our shares be quoted on a quotation service. In addition, even if a quotation is obtained, the Over the Counter Bulletin Board and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms. If trades in our Class A common stock are not quoted on a quotation facility, it may be very difficult for an investor to find a buyer for their shares in our Company. As such, Registered Stockholders will have to locate a buyer and negotiate a private sale until a market is established. It is our plan to utilize a market maker who will apply to have our common stock quoted on the Over the Counter Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA which operates the Over the Counter Bulletin Board, nor can there be any assurance that such an application for quotations will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor will be unable to liquidate his investment except by private sale. Should our stock become listed on the Over the Counter Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the Over the Counter Bulletin Board Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market. Companies trading on the Over the Counter Bulletin Board, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the Over the Counter Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get relisted on the Over the Counter Bulletin Board, which may have an adverse material effect on the Company.

The Company arbitrarily determined the offering price and terms of the Shares offered through this Prospectus.

The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria. No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder. Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

We have authorized a class of preferred stock that may alter the rights of common stockholders by giving preferred stock holders greater dividend rights, liquidation rights and voting rights than our common stockholders have.

Our board is empowered to issue, without stockholder approval, preferred stock, on one or more series, with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. From time to time, we have designated, and may in the future designate, series of preferred stock carrying various preferences and rights different from, and greater than, our common stock. We presently have no preferred stock outstanding. Preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

INDUSTRY, MARKET AND OTHER DATA

This prospectus contains estimates and information concerning our industry, our business, and the market for our business, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on publicly available information. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

USE OF PROCEEDS

Registered Stockholders may, or may not, elect to sell shares of our Class A common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our Class A common stock covered by this prospectus, we will not receive any proceeds from any such sales of our Class A common stock.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our Registered Stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, current and anticipated cash needs, plans for expansion, and other factors that our board of directors may deem relevant.

REGISTERED STOCKHOLDERS

This prospectus covers the resale from time to time by the Registered Stockholders identified in the table below of up to 910,000,000 shares of our Class A common stock. The Registered Stockholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the Registered Stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Registered Stockholders upon termination of this offering. The shares of our Class A common stock may be offered and sold by the Registered Stockholders at a fixed price of $0.01 per share until our Common Stock is quoted on the Over the Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Notwithstanding that upon the effective date of this registration statement we intend to request a market maker to apply for quotation on the Over the Counter Bulletin Board, we cannot assure you that our Common Stock will, in fact, be quoted on the Over the Counter Bulletin Board. We will not receive proceeds from the sale of shares from the Registered Stockholders. We believe that the Registered Stockholders listed in the table have sole voting and investment powers with respect to the securities indicated.

Registered Stockholder of Class A Common Stock[1]	Beneficial Ownership of Class A Common Stock Before Offering[2]	Percent of Class A Common Stock Owned Before Offering	Shares of Class A Common Stock Included in Prospectus	Beneficial Ownership of Class A Common Stock After the Offering[3]	Percentage of Class A Common Stock Owned After the Offering[4]
Jake Noch	900,000,000 shares of Class A common Stock	99.8890122%	900,000,000 shares of Class A Common Stock	0	0.00%
Vito Roppo	5,000,000 shares of Class A common Stock	0.0554939%	5,000,000 shares of Class A common Stock	0	0.00%
Paul Ring	500,000 shares of Class A common Stock	0.0055494%	500,000 shares of Class A common Stock	0	0.00%
Jimmie D. Bailey III	500,000 shares of Class A common Stock	0.0055494%	500,000 shares of Class A common Stock	0	0.00%
James R. Chillemi	500,000 shares of Class A common Stock	0.0055494%	500,000 shares of Class A common Stock	0	0.00%
Rodrigo Di Federico	3,500,000 shares of Class A common Stock	0.0388457%	3,500,000 shares of Class A common Stock	0	0.00%

Nature of any Position, Office or Other Material Relationship Between Selling Shareholder and PMR

Mr. Noch has served as PMR’s founder, Chief Executive Officer, President, Chief Financial Officer and Secretary since inception in January 2018. Mr. Noch issued equity securities of PMR at inception in January 2018 under Section 4(a)(2) of the Securities Act of 1933 and the safe-harbor under Regulation D thereunder, and he was the sole holder of equity securities of PMR until it issued Class A Common Stock to Mssrs. Roppo, Ring, Bailey, Chillemi and Di Federico on November 9, 2020. Additionally, although PMR neither holds any securities nor any power in any of the following entities, Mr. Noch, directly or indirectly, holds more than fifty percent (50%) of the outstanding voting securities, possesses the power to direct or cause the management and policies of the following entities and is the Founder and Chief Executive Officer: PRO MUSIC RIGHTS DISTRIBUTION, LLC (06/2018 – Present); PRO MUSIC RIGHTS PUBLISHING GROUP, LLC (07/2018 – Present); DANCE HALL DISTRIBUTION, LLC (10/2018 - 09/2019); YOUTUBE MUSIC ADS, LLC (2/2019 – 09/2020); AZO TECHNOLOGY, LLC (04/2019 – 09/2020); NOCH FINANCIAL GROUP, LLC (07/2019 – Present); SOSA ENTERTAINMENT LLC (01/2016 – Present); FREE DOPE GANG RECORDS, LLC (02/2017 - 09/2018); GLOBAL AFFILIATES INFORMATION TECHNOLOGY, LLC (02/2017 - 09/2018); GLOBAL AFFILIATES MUSIC GROUP, LLC (02/2017 - 09/2018); MELODY LATINA, LLC (02/2017 – 09/2018); GLOBAL AFFILIATES MUSIC DISTRIBUTION, LLC (02/2017 - 09/2018); GLOBAL AFFILIATES ENTERTAINMENT, LLC (02/2017 - 09/2018); BRAZY RECORDS, LLC (12/2017 – Present); PUBLISHING COMPANY A, LLC (04/2018 – Present); PUBLISHING COMPANY B, LLC (04/2018 – Present); and PUBLISHING COMPANY C, LLC (04/2018 – Present).

Mr. Roppo has served on PMR’s board of directors since November 2020, and he and his law firm, Colosseum Counsel PLLC, has served as counsel for PMR since PMR’s inception in January 2018. Mr. Roppo acquired his 5,000,000 shares of Class A Common Stock on November 9, 2020 in exchange for his services to the Company under Section 4(a)(2) of the Securities Act of 1933, as amended, and nominal consideration was received by PMR with respect thereto.

Mr. Bailey has served on PMR’s board of directors since November 2020, and his law firm, Colosseum Counsel PLLC, has served as counsel for PMR since PMR’s inception in January 2018. Mr. Bailey acquired his 500,000 shares of Class A Common Stock on November 9, 2020 in exchange for his services to the Company under Section 4(a)(2) of the Securities Act of 1933, as amended, and nominal consideration was received by PMR with respect thereto.

Mr. Chillemi has served on PMR’s board of directors since November 2020, and his law firm, Colosseum Counsel PLLC, has served as counsel for PMR since PMR’s inception in January 2018. Mr. Chillemi acquired his 500,000 shares of Class A Common Stock on November 9, 2020 in exchange for his services to the Company under Section 4(a)(2) of the Securities Act of 1933, as amended, and nominal consideration was received by PMR with respect thereto.

Mr. Ring has served on PMR’s board of directors since November 2020 and has previously served at various management capacities for PMR since its inception in January 2018. Mr. Ring acquired his 500,000 shares of Class A Common Stock on November 9, 2020 in exchange for his services to the Company under Section 4(a)(2) of the Securities Act of 1933, as amended, and nominal consideration was received by PMR with respect thereto.

Mr. Di Federico has served on PMR’s board of directors since November 2020 and has previously served as PMR’s Head of Information Technology since its inception in January 2018. MR. Di Federico acquired his 3,500,000 shares of Class A Common Stock on November 9, 2020 in exchange for his services to the Company under Section 4(a)(2) of the Securities Act of 1933, as amended, and nominal consideration was received by PMR with respect thereto.

[1]	These columns represent the aggregate maximum number and percentage of shares of only Class A common stock that the Registered Stockholders can own at one time (and therefore, offer for resale at any one time).
[2]	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Registered Stockholders has sole or shared voting power or investment power and also any shares, which the Registered Stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 910,000,000 shares of Class A common stock issued and outstanding at the date hereof.
[3]	Assumes that all securities registered will be sold.
[4]	Assumes that all securities registered will be sold.

PLAN OF DISTRIBUTION

Our Class A Common Stock is not presently quoted on any exchange or other public marketplace. If and when this registration statement is declared effective by the Securities and Exchange Commission, we intend to request a market maker to apply to have our Common Stock quoted on the Over the Counter Bulletin Board. However, there is no assurance that we will be able to accomplish such quotation. The Registered Stockholders and any of their pledgees, donees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of Class A common stock on any market or trading facility on which the shares are traded or in private transactions. Registered Stockholders may sell their shares of Class A common stock at the fixed price per share set forth herein until our Class A common stock is quoted on the Over the Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market.

The distribution may include:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the Registered Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Registered Stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The Registered Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Registered Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Registered Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Registered Stockholders. The Registered Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Registered Stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The Registered Stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Registered Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Registered Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of and limit the timing of purchases and sales of any of the shares by, the Registered Stockholders or any other such person. In the event that any of the Registered Stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the Registered Stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the Registered Stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled Financial data and the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. Our fiscal year end is December 31, and references throughout this prospectus to a given fiscal year are to the 12 months ended on that date.

Overview

We are an early-stage corporation with limited operations and unsustainable revenues from business operations. We do not anticipate that we will generate significant revenues until we have raised the funds necessary to conduct a viable marketing program. There is no assurance we will ever generate revenue even if we deploy our marketing program. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely. None of the proceeds from this offering will be received by us. To meet our need for cash we may seek funding from the Founder or we may seek financing through capital investment or otherwise. We cannot guarantee that if we ever expand operations, we will stay in business after doing so. If we are unable to successfully find customers, or financing, we will either have to suspend operations until we do raise the cash, or cease operations entirely. At the present time, we have not made any arrangements to raise additional cash through the sale of equity securities. There is no assurance we will ever generate sufficient revenue.

Plan of Operation

While we have generated revenue from operations, such revenue does not appear to be recurring and various downstream customers have failed to continue payments under their respective agreements. Our plan of operation for the 12 months following the offering the subject of this prospectus is to continue growing our business in the United States by seeking (i) partnerships to grow our repertory, (ii) songwriters, composers and publishers to contribute musical works to our repertory, and (iii) downstream customers to enter into per location or per service licensing agreements with us. The Company does not believe it can satisfy its cash requirements through the fiscal year end of December 31, 2021 or thereafter.

Our business is to license public performance rights of songwriters, composers and publishers to downstream customers, such as digital streaming services and radio stations. Our primary product and service is our songwriter’s composer’s and publisher’s public performance rights. As stated herein, we have obtained a significant repertory of musical compositions to offer to downstream customers, so that such customers can publicly perform such compositions publicly. While we have generated revenue in 2020, as reflected on our unaudited financial statements, we seek to raise capital in order to scale our business operations. In the past, we have relied on our founder to fund operations. Once we entered into agreements with downstream customers, we began to generate revenue. Yet we continued to incur expenses for advertising and promoting the business, the musical works in our repertory and our songwriters, composers and publishers. We have encountered hesitation by songwriters, composers and publishers to switch performing rights organizations to us in any material numbers, and for downstream customers to enter into licensing agreements with us. We continue to believe that our royalty-payment model will prevail and songwriters, composers and publishers will perceive the added value in our offering to payout the entirety of royalties.

PMR’s License Agreements with Customers for the Public Performance of Musical Works in its Repertory

We have entered into written “Business License Agreements” with approximately 302 customers granting them a nonexclusive right and license to publicly perform the musical works of our songwriters, composers and publishers in our repertory. Of the 2,212,814 musical works in our repertory, 2,209,470 are musical works of Mr. Noch. The Business License Agreements are designed to encompass the entirety of the songwriter’s, composer’s or publisher’s writer share and publisher share on each of their respective musical compositions. For example, if a songwriter holds 10% of the writer share of a musical composition in 50 musical compositions, then the Business License Agreement is designed for PMR to represent such songwriter’s 10% interest of the writer share for such compositions. The period of those agreements is for an initial term of five (5) years, which term automatically renews for successive one (1) year periods unless either party gives notice of termination no later than ninety (90) days prior to the end of the then-current term.

We charge the following license fee to our customers and the following usage fees (i.e., royalties) for the public performance of musical works in our repertory: A base licensing fee of $50.00 per month for each business location, which fee shall increase every January 1 thereafter at a rate of 2.5% annually. Additionally, a per usage fee for each public performance of the musical works in our repertory is charged based on $0.00005 per usage for every 1% of a work registered with PMR representing a total of 100% publisher and 100% writer share for a maximum of 200%. Such fee shall increase on a yearly basis every January 1st at 2.5% annually, rounded highest to the nearest $0.01, for example:

Ownership of Musical Work	Usages	Total Usage Fee	Base License Fee Per Business Location	Total Fee Per Month
1% Ownership of Publisher and Writer share	1,000,000	$100.00	$50.00	$150.00
50% Ownership of Publisher and Writer share	1,000,000	$5,000	$50.00	$5,050.00
100% Ownership of Publisher and Writer Share	1,000,000	$10,000.00	$50.00	$10,050.00

With respect to the above table, if a composer holds a 1% interest of the publisher share and a 1% interest of the writer share then, based on 1,000,000 usages of the work over which the composer holds such 1% interest, the composer would receive a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the writer share and a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the publisher share, for a total royalty payment of $100.00.

PMR’s customers are required, on the first of each month, to submit a musical work usage report detailing the usage of each musical work in PMR’s repertory. Such report shall contain the amount of usage and/or streams of which the customer utilized the musical works in our repertory. Upon receiving such report, PMR issues an invoice for the appropriate usage fee to the customer. In the event the customer submits such report later than five days after such reports are due, we charge the customer an additional fee. We collect payment from our customers through WePay, PayPal, checks, wire transfer and ACH. Once payments are collected from such agreements, we retain the monthly or annual fee as revenue and collect the usage fees, which are then distributed as royalties to our songwriters, composers and publishers.

Limited Business History; Need for Additional Capital

There is limited historical financial information about the Company upon which to base an evaluation of our performance. We are an early-stage corporation with limited operations and unsustainable revenues from business operations. We cannot guarantee we will be successful in our business plans. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development, and possible cost overruns due to price and cost increases in services. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan and timetable to complete our 12-month plan of operation based on the success of the primary offering of our service to license the public performance of musical works in our repertory to potential customers, such as, for example, television and radio stations; broadcast and cable networks; new media, including the Internet/streaming services and mobile technologies; satellite audio services like XM and Sirius; nightclubs, hotels, bars, restaurants and other venues; digital jukeboxes; and live concerts. Specifically, in 2020 we have entered into various licensing agreements under which we expect to provide us with continued revenue in 2021. Our unaudited balance sheet as of December 31, 2020 identifies $119,304.85 of accounts receivable predominantly arising from such licensing agreement, and our unaudited profit & loss statement ending on December 31, 2020 identifies monthly recurring income of $123,545.95 and license fees of $111,317.37. Our inability to raise additional funding may impair our ability to expand our operations, increase revenue, expend resources for advertising and promotion, enter into new licensing agreements and otherwise grow our business. Since a majority of our expenses in 2020 were utilized for advertising and promotion, our ability to continue to expend such capital therefor will be impaired if we are unable to raise additional funding.

We will need additional financing to operate our business. We cannot provide investors with any assurance that we will be able to raise sufficient funding to continue or otherwise sustain business operations. We do not currently have any arrangements in place for any future equity financing. Our limited operating history and our lack of significant tangible capital assets makes it unlikely that we will be able to obtain significant debt financing in the near future. If such financing is not available on satisfactory terms, we may be unable to continue or expand our business. Equity financing could result in additional dilution to existing shareholders. Since we will not receive any proceeds from this offering, we will need to secure financing in the future to continue or otherwise sustain business operations.

Liquidity and Capital Resources

As of December 31, 2019, we had a cash balance of $0.00. We will need to raise funds to commence our 12-month plan of business operation and fund any ongoing operational expenses. Additional funding will likely come from equity financing from the sale of our common stock. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our Company. We do not have any equity financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our 12-month plan of operation and ongoing operational expenses. In the absence of such financing, our business will likely fail. There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our 12-month plan of operation and our business will fail.

Emerging Growth Company

The JOBS Act permits an “emerging growth company” such as us, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

Use of Estimates

The Company prepares financial statements in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with maturities of one year or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents and accounts receivable and accounts payable approximates their carrying amount.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table provides information regarding our executive officers, key employees, and directors as of December 23, 2020:

Name	Age	Position
Executive Officers
Jake P. Noch	21	Founder, Chief Executive Officer, President, Chief Financial Officer and Secretary
Director
Jake P. Noch	21	Chairman of the Board
Vito Roppo	31	Director
Paul Ring	65	Director
Rodrigo Di Federico	38	Director
James R. Chillemi	27	Director

Jake Noch, founded PMR and has served as its Chief Executive Officer, President, Chief Financial Officer, Secretary and Chairman of the Board since formation in January 2018. In the prior five years, Mr. Noch has been the Manager of (i) Pro Music Rights Financial Group, LLC since October 2019; (ii) Pro Music Rights Distribution, LLC since June 2018; (iii) Pro Music Rights Publishing Group, LLC since July 5, 2018; (iv) YouTube Music Ads, LLC since February 2019; (v) Noch Financial Group, LLC since July 2019; (vi) Publishing Company A, LLC since April 2018; (vii) Publishing Company B, LLC since April 2018; (viii) Publishing Company C, LLC since April 2018; (ix) Dance Hall Distribution, LLC since September 2019; (x) AZO Technology, LLC since April 2019; (xi) Free Dope Gang Records, LLC since February 2017; (xii) Global Affiliates Information Technology, LLC since February 2017; (xiii) Global Affiliates Music Group, LLC since February 2017; (xiv) Melody Latina, LLC since February 2017; (xv) Global Affiliates Music Distribution, LLC since February 2017; (xvi) Global Affiliates Entertainment, LLC since February 2017; (xvii) Cartel Music Group, LLC since August 2017; and (xviii) Brazy Records, LCL since December 2017. Prior to February 2017, Mr. Noch has no work experience prior to 2017. We believe Mr. Noch is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer and a founder and due to his extensive experience managing PMR. His other work experience with music publishing companies, music labels, financial services and technology with the above-mentioned entities of which he has been Manager position Mr. Noch to provide PMR with the qualification to serve as our direct. Mr. Noch has served as a director of PMR since November 9, 2020 and is elected by the stockholders to a term of one year and serves until a successor is elected and qualified. Mr. Noch is appointed Chief Executive Officer, President, Chief Financial Officer and Secretary by the Board and holds office until a successor is duly elected and qualified or until removed from the respective office. He does not hold any other directorships, including any other directorships held during the past five years, in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C. 80a-1, et seq.

Vito Roppo is a Director since November 9, 2020, and provides competitive guidance and support through his experience in the music industry. He is elected by the stockholders to a term of one year and serves until a successor is elected and qualified. He has been the senior partner at his law firm, Colosseum Counsel PLLC, since July 2015, which provide services to the music industry and its various participants, including various songwriters, publishers and composers, and has served as counsel for PMR since PMR’s inception in January 2018. He and his firm were primary drafter of a substantial number of the agreements PMR uses in its business. Mr. Roppo has extensive professional experience working with artists, songwriters, composers and publishers. His unique blend of business and professional experience in the music industry, including facilitating the structuring of licensing agreements. Further, Mr. Roppo is the Manager of 520208 LLC from November 2018, Vertical Integration Solutions, LLC since December 2020, World Harbor Resource, LLC since December 2020 and Real Systems, LLC since December 2020. His experience with his other companies provides the Board with invaluable business operations insight, corporate governance and information technology overview. He does not hold any other directorships, including any other directorships held during the past five years, in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C. 80a-1, et seq.

Paul Ring is a Director since November 9, 2020, and has previously served at various management capacities for PMR since its inception in January 2018. He is elected by the stockholders to a term of one year and serves until a successor is elected and qualified. He has been the President and owner of Bungalo Records since January 2000, and has had a long tenure of success as President of two prominent record companies that have been distributed exclusively through Universal Music Group over the past 25 years. Mr. Ring's tenure began in 1995 as President of Private Eye Records that had legendary artists such as Rick James, Cameo Gap Band, and James Brown. In 2000, he launched Bungalo Records, which has sustained a rich and diverse history of great artists and producers including Rodney Jerkins, DJ Quik Heavy D, The Game, Bones Thugz and Harmony, and Patti LaBelle to name a few.

Mr. Ring provides valuable insight into the music industry from his experience at Bungalo Records. He has pointed knowledge of the structure of the music industry and how performance rights organizations, like PMR, interact with other service providers. His experience and involvement on our Board helps us PMR and its management understand the mechanics of the industry and how performance rights licenses and royalties are affected by different downstream users of musical compositions. He does not hold any other directorships, including any other directorships held during the past five years, in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C. 80a-1, et seq.

James R. Chillemi is a Director since November 9, 2020, and provides legal guidance and support through his experience in the music industry. He is elected by the stockholders to a term of one year and serves until a successor is elected and qualified. He is junior partner at his law firm, Colosseum Counsel PLLC, which provide services to the music industry and its various participants, including various songwriters, publishers and composers, and his firm has served as counsel for PMR since PMR’s inception in January 2018. Mr. Chillemi has worked in various capacities with Colosseum Counsel PLLC since June 2015, from legal assistant to junior partner thereof. He has focused his professional experience on music and licensing structuring and negotiations, and he provides our Board with his unique perspective on the music industry given his experience with record labels, artists, songwriters, composers and publishers, including other music publishing companies. He and his firm were primary drafter of a substantial number of the agreements PMR uses in its business. He does not hold any other directorships, including any other directorships held during the past five years, in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C. 80a-1, et seq.

Rodrigo Di Federico is a Director since November 9, 2020 and has previously served as PMR’s Head of Information Technology since its inception in January 2018. Mr. Di Federico has served as Manager of AZO Technology, LLC since April 2019. He was a software developer for Foundups Corp. from January 2020 through January 2015. He was a project manager at Faktory Systems from January 2015 through January 2018. He provides information technology guidance and support through his experience in the music industry. His experience with information technology provides broad analysis and insight to PMR’s board and management with how to grow and sales solutions in today’s environment, including on how to make the licensing process more technologically seamless and onboarding songwriters, composers and publishers on a much more efficient scale. He is elected by the stockholders to a term of one year and serves until a successor is elected and qualified. Mr. Di Federico has served on PMR’s board of directors since November 2020. He does not hold any other directorships, including any other directorships held during the past five years, in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C. 80a-1, et seq.

TERM OF OFFICE

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board, absent an employment agreement.

FAMILY RELATIONSHIPS

No family relationships exist between or among our director and our officers.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS.

The Company has not engaged in any transaction, since the beginning of 2020, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

As of the date hereof, the Company has no significant employees.

CONFLICTS OF INTEREST

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee or compensation committee. We are not aware of any conflicts of interest between our officers and director, except that Mr. Noch is an officer, director and controlling shareholder.

AUDIT COMMITTEE

Presently, our Board of Directors is performing the duties that would normally be performed by an audit committee.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

CODE OF ETHICS

We have not adopted a Code of Ethics.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides information relating to compensation for the Company’s President and Chief Executive Officer, Secretary, and Chief Financial Officer and each of the Directors for the fiscal year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Jake Noch	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Vito Roppo	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Paul Ring	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
James R. Chillemi	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Rodrigo Di Federico	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans. We have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.

EQUITY COMPENSATION, PENSION OR RETIREMENT PLANS

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

STOCK OPTION GRANTS

We had no outstanding equity awards as of the end of the fiscal periods ended December 31, 2019 or through the date of filing of this prospectus.

EMPLOYMENT AGREEMENTS

We have not entered into an employment agreement with any person.

OPTIONS/SARS GRANTS DURING LAST FISCAL YEAR

None.

DIRECTORS’ COMPENSATION

None.

The Registered Stockholders include our affiliates and certain other stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their shares of common stock from an affiliate or from us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions at prevailing market prices. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur.

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The Registered Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See the sections titled “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Stockholders.

We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of the shares of Class A common stock by the Registered Stockholders. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based percentage ownership of our common stock on 910,000,000 shares of our Class A common stock and 500,000,000 shares of our Class B common stock outstanding as of the date hereof. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Pro Music Rights, Inc., 3811 Airport-Pulling Rd., Naples, FL 34105.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect following the effectiveness of the registration statement of which this prospectus forms a part. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our certificate of incorporation, and bylaws, which are or will be included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Following the effectiveness of the registration statement of which this prospectus forms a part, our authorized capital stock will consist of:

●	1,000,000,000 shares of Class A common stock, $0.00001 par value per share,

●	500,000,000 shares of Class B common stock, $0.00001 par value per share, and

●	50,000,000 shares of Preferred Shares, $00001 par value per share.

As of the date hereof, there were 910,000,000 shares of our Class A common stock and 500,000,000 shares of Class B common stock outstanding, held by six (6) stockholders of record. Our board of directors is authorized, without stockholder approval to issue additional shares of our capital stock.

Class A Common Stock, Class B Common Stock, Preferred Shares

We have two classes of authorized common stock, Class A common stock and Class B common stock, and one class of preferred stock, Preferred Shares.

Dividend Rights

The holders of our Class A common stock and Class B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy.”

Voting Rights

Holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to one hundred (100) votes per share, on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

●	if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

●	if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our certificate of incorporation and bylaws will establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Our certificate of incorporation will not provide for cumulative voting for the election of directors.

Conversion

Our Class A common stock and Class B common stock are not entitled to conversion.

No Preemptive or Similar Rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

We have no shares of preferred stock outstanding.

Under the terms of our certificate of incorporation, which will be in effect following the effectiveness of the registration statement of which this prospectus forms a part, our board of directors has the authority, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting, and other rights, preferences, and privileges of the shares of each series and any qualifications, limitations, or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock and Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and may adversely affect the market price of our Class A common stock and the voting and other rights of the holders of Class A and Class B common stock. We have no current plans to issue any shares of preferred stock.

Options

We have no equity incentive plan.

Restricted Stock Units

We have no restricted stock units.

Stockholder Meetings

Our bylaws will provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer, or president, or by a resolution adopted by a majority of our board of directors.

Stock Exchange Listing

We intend to apply for the listing of our Class A common stock on the Over the Counter Bulletin Board under the symbol “MUSIC.”

Security ownership of certain beneficial owners and management.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Class A Common Stock	Jake Noch, 3811 Airport-Pulling Rd., Naples, FL 34105	900,000,000 shares of Class A Common Stock	98.9011%
Class B Common Stock	Jake Noch, 3811 Airport-Pulling Rd., Naples, FL 34105	500,000,000 shares of Class A Common Stock	100%

Security ownership of management.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Class A Common Stock	Jake Noch 3811 Airport-Pulling Rd., Naples, FL 34105	900,000,000 shares of Class A Common Stock	98.90109%
Class A Common Stock	Vito Roppo 3811 Airport-Pulling Rd., Naples, FL 34105	5,000,000 shares of Class A Common Stock	0.0554939%
Class A Common Stock	Paul Ring 3811 Airport-Pulling Rd., Naples, FL 34105	500,000 shares of Class A Common Stock	0.0055494%
Class A Common Stock	Rodrigo Di Federico 3811 Airport-Pulling Rd., Naples, FL 34105	3,500,000 shares of Class A Common Stock	0.0388457%
Class A Common Stock	James R. Chillemi 3811 Airport-Pulling Rd., Naples, FL 34105	500,000 shares of Class A Common Stock	0.0055494%
Class B Common Stock	Jake Noch 3811 Airport-Pulling Rd., Naples, FL 34105	500,000,000 shares of Class B Common Stock	100%

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $25,000, directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The financial statements as of December 31, 2018 and 2019 included in this prospectus have been so included in reliance on the report of Accell Audit & Compliance, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Gora LLC has acted as special counsel to the Company in connection with the registration and proposed sale and/or resale of the 910,000,000 shares of Class A common stock at $0.01 per share.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Delaware, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers like us that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at https://promusicrights.com/. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

Accell Audit & Compliance, P.A. is our independent registered public accounting firm. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis. Our financial statements from inception to December 31, 2019, immediately follow:

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Pro Music Rights, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Pro Music Rights, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Pro Music Rights, LLC (the Company) as of December 31, 2019 and 2018, and the related statements of operations, changes in member’s deficit, and cash flows for the year ended December 31, 2019 and the (“period from inception”) January 31, 2018 to December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from inception of January 31, 2018 through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has incurred net losses and negative cash flow from operations since inception. These factors, and the need for additional financing in order for the Company to meet its business plans raises substantial doubt about the Company’s ability to continue as a going concern. Our opinion is not modified with respect to that matter.

We have served as the Company’s auditor since 2020.

Tampa, Florida

October 20, 2020

Pro Music Rights, LLC

Balance Sheets

December 31,

	2019	2018
ASSETS
Current assets
Prepaid assets	$5,000	$-
Total current assets	5,000	-

Other assets
Intangible assets	45,135	1,710
Total other assets	45,135	1,710

TOTAL ASSETS	$50,135	$1,710

LIABILITIES & MEMBER’S DEFICIT
Current liabilities
Accounts payable	$85,548	$16,090
Credit card liability	9,943	-
Total current liabilities	95,491	16,090

Total liabilities	95,491	16,090

Commitments and Contingencies

Total member’s deficit	(45,356)	(14,380)
TOTAL LIABILITIES & MEMBER’S DEFICIT	$50,135	$1,710

 The accompanying notes are an integral part of these financial statements.

Pro Music Rights, LLC

Statements of Operations

For the year ended December 31, 2019 & the period from inception (January 31, 2018) to

December 31, 2018

	2019	2018

REVENUE	$-	$-

OPERATING EXPENSES
Legal & professional services	211,884	16,090
Contract labor expense	65,467	-
Advertising expense	50,762	-
Music rights expense	77,417	-
Other business expenses	38,056	1,037
Total operating expenses	443,586	17,127

NET LOSS	$(443,586)	$(17,127)

The accompanying notes are an integral part of these financial statements.

Pro Music Rights, LLC

Statements of Changes in Member’s Deficit

For the year ended December 31, 2019 & the period from inception (January 31, 2018) to

December 31, 2018

Balance January 1, 2018	$-

Contributed capital	2,747

Net loss	(17,127)

Balance December 31, 2018	$(14,380)

Contributed capital	412,610

Net loss	(443,586)

Balance December 31, 2019	$(45,356)

The accompanying notes are an integral part of these financial statements.

Pro Music Rights, LLC

Statements of Cash Flows

For the year ended December 31, 2019 & the period from inception (January 31, 2018) to

December 31, 2018

	2019	2018
Cash Flows from Operating Activities
Net Loss	$(443,586)	$(17,127)

Changes in operating assets & liabilities
Prepaid assets	(5,000)	-
Intangible assets	(43,425)	(1,710)
Accounts payable	69,458	16,090
Credit card liability	9,943	-
Net cash used in operating activities	(412,610)	(2,747)

Cash Flows from Financing Activities
Contributed capital	412,610	2,747
Net cash provided by financing activities	412,610	2,747

Increase in Cash	-	-

Cash at beginning of period	-	-

Cash at end of period	$-	$-

Supplemental Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

Pro Music Rights, LLC

Notes to Financial Statements

For the year ended December 31, 2019 & the period from inception (January 31, 2018) to

December 31, 2018

1.	Description of the Business

Pro Music Rights, LLC (the “Company”) is a Florida Limited Liability Company with a principal business office at 3811 Airport Pulling Road North Suite 203, Naples FL 34105-2512. Jake P. Noch is the Founder and Chief Executive Officer. The Company was incorporated on January 31, 2018.

The Company is a music performing rights organization that represents songwriters, composers, and music publishers and issues public performance licenses to businesses for a flat monthly or annual fee. Included in the standardized public performance license is a usage fee that is distributed as royalties to the songwriters, composers & music publishers that the Company represents. This model differs from competitors as the Company does not charge their artists an administration fee or utilize a royalty pool model. The Company’s customers include television and radio stations, internet/streaming services and mobile technologies. Satellite audio services like XM and Sirius, nightclubs, restaurants, bars and other venues are also customers of the Company.

The Company is recognized in U.S. copyright law as a licensor of music.

2.	Summary of Significant Accounting Policies

Basis for Presentation

The accompanying financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and presented in US dollars. The fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported results of operations during the reporting period. Actual results could differ from these estimates and assumptions.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. The Company follows ASC 360, “Property, Plant, and Equipment.” This statement addresses the financial accounting and reporting for the impairment of long-lived assets, excluding goodwill and intangible assets, to be held and used or disposed of. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flow analysis. It is the Company’s policy to expense purchases that are deemed immaterial and are less than $5,000. As of December 31, 2019, and 2018, property and equipment were $0 and $0 respectively.

Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of equipment ranges from 3 to 7 years. Leasehold improvements are depreciated over the life of the lease. Total depreciation for the year ended December 31, 2019 and the period from inception (January 31, 2018) to December 31, 2018 was $0 and $0 respectively.

Pro Music Rights, LLC

Notes to Financial Statements

For the year ended December 31, 2019 & the period from inception (January 31, 2018) to

December 31, 2018

2.	Summary of Significant Accounting Policies (continued)

Intangible Assets

Intangible assets are comprised of copyrights and domain names. The Company is the owner for the exclusive rights to use these copyrights and domain names. As such, these assets do have an indefinite life. The Company reviews the currently held copy rights and domain names on an annual basis for impairment to determine if an adjustment is required. No impairment adjustment was considered necessary as of December 31, 2019.

Impairment of Long-Lived Assets

The Company evaluates the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Our evaluation is based on an assessment of potential indicators of impairment, such as an adverse change in the business climate that could affect the value of an asset, current or forecasted operating or cash flow losses that demonstrate continuing losses associated with the use of an asset, and a current expectation that, more likely than not, an asset will be disposed of before the end of its previously estimated useful life. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There was no impairment of long-lived assets recognized during the year ended December 31, 2019 and the period from inception (January 31, 2018) to December 31, 2018.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. The primary source of revenues is received from monthly or annual licensing fees. Fees are recorded monthly as they are earned. Any fees that have yet to be earned are recorded as deferred revenue.

Pro Music Rights, LLC

Notes to Financial Statements

For the year ended December 31, 2019 & the period from inception (January 31, 2018) to

December 31, 2018

2.	Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820 Fair Value Measurements and Disclosures establishes a three-tier fair value hierarchy, which prioritizes the inputs in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

Level 1: defined as observable inputs such as quoted prices in active markets;

Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3: defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying value of the Company’s other current assets, accounts payable, and accrued expenses approximates its fair value due to their short-term maturity.

Advertising Expense

The costs of advertising are charged to operations as incurred. Advertising costs were approximately $50,762 and $0 for the year ended December 31, 2019 and the period from inception (January 31, 2018) to December 31, 2018, respectively.

Income Taxes

The Company was formed as a limited liability company and is taxed as a flow through entity for federal income tax purposes. Accordingly, the financial statements do not include a provision for federal income taxes. The Company’s earnings and losses are included in the member’s personal tax return and the income tax thereon, if any, is paid by the member. Management has evaluated tax positions in accordance with FASB ASC 740, Income Taxes, and has not identified any tax positions, other than electing to be taxed as a pass through entity, that require disclosure. With few exceptions, the Company is subject to income tax examinations by the U.S. federal or state tax authorities for three years after tax returns are filed.

Concentrations of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Pro Music Rights, LLC

Notes to Financial Statements

For the year ended December 31, 2019 & the period from inception (January 31, 2018) to

December 31, 2018

2.	Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), (“ASU 2014-09”). The effective date for ASU 2014-09 for nonpublic entities is annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual periods beginning after December 15, 2016. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The Company adopted this new accounting guidance for the annual reporting period December 31, 2018. The adoption of this new accounting guidance had no impact on the financial statements and footnote disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740) – Balance Sheet Classification of Deferred Taxes (ASU 2015-17), which requires companies report their deferred tax liabilities and deferred tax assets, together as a single noncurrent item on their classified balance sheets. The Company has elected to adopt ASU 2015-17 early, and applied it retrospectively as allowed by the standard. The adoption of ASU 2015-17 did not have a material impact on the balance sheets and had no impact on our cash provided by or used in operations for any period presented.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, which eliminates the requirement to calculate the implied fair value of goodwill, but rather requires an entity to record an impairment charge based on the excess of a reporting unit’s carrying value over its fair value. This amendment is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted. We do not expect the adoption of this ASU to have a material effect on our financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02 (Topic 842) Leases. Under this new guidance, lessees (including lessees under leases classified as finance leases, which are to be classified based on criteria similar to that applicable to capital leases under current guidance, and leases classified as operating leases) will recognize a right-to-use asset and a lease liability on the balance sheet, initially measured as the present value of lease payments under the lease. Under current guidance, operating leases are not recognized on the balance sheet. However, the new guidance permits companies to make an accounting policy election not to apply the recognition provisions of the new guidance to short term leases (leases with a lease term of 12 months or less that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise). If this election is made, lease payments under short term leases will be recognized on a straight-line basis over the lease term. The Company adopted the new guidance effective January 1, 2019. The Company also elected to adopt the policy not to apply the recognition provisions to short term leases.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Subsequent Events

In accordance with FASB ASC 855, Subsequent Events, the Company evaluated subsequent events through October 20, 2020; the date the financial statements were available for issue.

Pro Music Rights, LLC

Notes to Financial Statements

For the year ended December 31, 2019 & the period from inception (January 31, 2018) to

December 31, 2018

3.	Going Concern Consideration

The accompanying financial statements are prepared assuming the Company will continue as a going concern. At December 31, 2019, the Company had an accumulated member’s deficit of $45,356 and a working capital deficiency of $90,491. The Company’s ability to continue as a going concern is dependent upon its ability to earn revenue from issuing public performance licenses to businesses. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4.	Intangible assets

Intangible assets, net consisted of the following:

	2019	2018
Copyrights	$19,010	$1,710
Domain Names	26,125	-
	$45,135	$1,710

Copyrights and domain names have an indefinite life and are reviewed by management periodically for impairment to determine if an adjustment is required.

Pro Music Rights

Balance Sheet

As of December 31, 2020

Dec 31, 20
ASSETS
Current Assets
Checking/Savings
Bank of America 3109	-316.92
Total Checking/Savings	-316.92
Accounts Receivable
Accounts Receivable	119,304.85
Total Accounts Receivable	119,304.85
Total Current Assets	118,987.93
Other Assets
Intangible Property
Copyrights	19,010.00
Domain Names	26,125.29
Total Intangible Property	45,135.29
Total Other Assets	45,135.29
TOTAL ASSETS	164,123.22
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	31,592.06
Total Accounts Payable	31,592.06
Total Current Liabilities	31,592.06
Total Liabilities	31,592.06
Equity
Owners Contribution	1,138,249.28
Owners Disributions	-112,868.31
Retained Earnings	-460,713.15
Net Income	-432,136.66
Total Equity	132,531.16
TOTAL LIABILITIES & EQUITY	164,123.22

Pro Music Rights

Profit & Loss

January through December 2020

Jan - Dec 20
Ordinary Income/Expense Income
Revenue
Monthly Reoccurring Charges	123,545.95
Pro Music License Fees	111,317.37
Returns & Allowances	-609.45
Revenue - Other	14,266.04
Total Revenue	248,519.91
Total Income	248,519.91
Expense
Advertising and Promotion	371,986.27
Audit and Accounting	22,879.98
Automobile Expense	408.62
Bank Service Charges	1,854.08
Charitable Contributions	48.25
Computer and Internet Expenses	4,130.10
Contract Labor	11,290.00
Dues and Subscriptions	5,968.00
Filing Fee	2,149.14
Insurance Expense	1,180.00
Legal & Professional Services	261,866.50
Legal Fees	6,205.00
Market Data	1,180.57
Meals and Entertainment	486.63
Merchant Fees	2,513.53
Office Expense	3,433.38
Telephone Expense	6,219.62
Travel Expense	356.90
Total Expense	704,156.57
Net Ordinary Income	-455,636.66
Other Income/Expense
Other Income
Grant Income	1,000.00
Legal Settlement Income	22,500.00
Total Other Income	23,500.00
Other Expense
Ask My Accountant	0.00
Total Other Expense	0.00
Net Other Income	23,500.00
Net Income	-432,136.66

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses paid or payable by us in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except for the SEC registration fee.

Amount Paid or to be Paid
SEC registration fee	$992.81
Legal fees expenses	200,000
Accounting fees and expenses	30,180
EGDAR Agents Filing Fees	1,648.50
Transfer agent and registrar fees expenses	19,500
Total	$252,321.31

Item 14. Indemnification of Directors and Officers

Under our Bylaws, the Registrant will indemnify its directors and executive officers (for the purposes of indemnification, “executive officers” has the meaning defined in Rule 3b-7 promulgated under the Exchange Act of 1934, as amended) to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and executive officers and, provided, further, that the Registrant will not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Registrant, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made pursuant to an order of any court of competent jurisdiction. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of executive officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or executive officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Registrant. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, our board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Delaware, and may cause the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant as a director or executive officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Registrant would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into, and intends to continue to enter into, agreements with directors that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Registrant or any of our affiliated enterprises. We do not an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales Of Unregistered Securities

On November 9, 2020, PMR sold an aggregate of 10,000,000 shares of Class A Common Stock to Mssrs. Roppo, Ring, Bailey, Chillemi and Di Federico in exchange for services to the Company and for which nominal cash proceeds were received by PMR under certain Stock Purchase Agreements dated November 9, 2020. The sale of the securities were made pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation*
3.2	Bylaws*
5.1	Amended Legal Opinion and Consent of Gora LLC**
5.2	Consent of Accell Audit & Compliance, P.A.*
10.1	Form of Songwriter, Composer, Publisher License Agreements**
10.2	Form of Business License Agreements**
10.3	Form of Indemnification Agreement**
10.4	Form of Stock Purchase Agreement**

*	Previously Filed
**	Filed Herewith

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Naples, Florida, on April 8, 2021.

PRO MUSIC RIGHTS, INC.

By:	/s/ Jake Noch
Name:	Jake Noch
Title:	Chief Executive Officer

By:	/s/ Jake Noch
Name:	Jake Noch
Title:	Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Jake Noch	Chief Executive Officer and Director	April 8, 2021
(Principal Executive Officer)

/s/ Jake Noch	Chief Financial Officer	April 8, 2021
(Principal Accounting Officer and Principal Financial Officer)

/s/ Vito Roppo	Director	April 8, 2021

/s/ Paul Ring	Director	April 8, 2021

/s/ James R. Chillemi	Director	April 8, 2021

/s/ Rodrigo Di Federico	Director	April 8, 2021

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